                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14a INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant    [ ]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[x]  Preliminary Proxy Statement                  [ ]  Confidential, for Use of the Commission Only (as permitted by
                                                       Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                              HALSEY DRUG CO., INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement no.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                             HALSEY PHARMACEUTICALS
                           695 NORTH PERRYVILLE ROAD
                             CRIMSON BUILDING NO. 2
                            ROCKFORD, ILLINOIS 61107

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     Notice is hereby given that the 2003 Annual Meeting of Shareholders (the "Meeting") of Halsey Drug Co., Inc., a New York corporation, doing business as Halsey Pharmaceuticals (the "Company"), will be held at the [Newark Airport Marriott Hotel, Newark International Airport, Newark, New Jersey 07114] on
          , 2003 at 10:00 a.m., Eastern Time, for the purposes listed below:

          1. To elect ten directors to the Board of Directors who shall serve until the 2004 Annual Meeting of Shareholders, or until their successors have been elected and qualified;

          2. To authorize an amendment to the Company's Certificate of Incorporation (the "Charter") to increase the number of authorized shares of its $.01 par value common stock (the "Common Stock") from 80,000,000 shares to 350,000,000 shares;

          3. To authorize an amendment to the Charter to entitle the holders of the Company's 5% Convertible Senior Secured Debentures due March 31, 2006 (the "2002 Debentures"), issued pursuant to that certain Debenture Purchase Agreement dated December 20, 2002 between the Company, Care Capital Investments II, LP, Essex Woodlands Health Ventures V, L.P. and the other signatories thereto (the "2002 Purchase Agreement"), to vote on all matters submitted to a vote of shareholders of the Company, voting together with the holders of Common Stock (and any other shares of capital stock or securities of the Company entitled to vote at a meeting of shareholders) as one class;

          4.  To adopt an amendment to the Company's 1998 Stock Option Plan to
     (a) increase the number of shares available for grant under the Plan, (b) permit the grant of non-qualified stock options having an exercise price per share which is less than the fair market value of the Company's Common Stock, and (c) set a limit of 5,500,000 option awards that may be granted to one individual in any calendar year;

          5. To ratify the appointment of Grant Thornton LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 2003; and

          6. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on           , 2003
are entitled to notice of and to vote at the Meeting or any adjournment thereof.

     For a period of 10 days prior to the Meeting, a shareholders list will be kept at the Company's principal office and shall be available for inspection by shareholders during normal business hours. A shareholders list shall also be present and available for inspection at the Meeting.

     Your attention is directed to the accompanying Proxy Statement for the text of the resolutions to be proposed at the Meeting and further information regarding each proposal to be made.

     SHAREHOLDERS UNABLE TO ATTEND THE MEETING ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH.

                                          By Order of the Board of Directors

                                          JERRY KARABELAS
                                          Chairman

          , 2003
Rockford, Illinois

                             HALSEY PHARMACEUTICALS
                           695 NORTH PERRYVILLE ROAD
                             CRIMSON BUILDING NO. 2
                            ROCKFORD, ILLINOIS 61107

                                PROXY STATEMENT

                      2003 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Halsey Drug Co., Inc., doing business as Halsey Pharmaceuticals (the "Company") of proxies in the accompanying form, to be voted at the 2003 Annual Meeting of Shareholders of the Company (the "Meeting") to be
held on           , 2003, and at any adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy were first mailed to shareholders on or
about           , 2003.

     The close of business on           , 2003 has been fixed as the record date
(the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Meeting. On the Record Date, the Company's outstanding voting securities consisted of 60,106,721 shares of common stock, $.01 par value per share (the "Common Stock"), which is comprised of 21,224,398 shares of Common Stock issued and outstanding and 38,882,323 shares of Common Stock underlying the Company's issued and outstanding 5% convertible senior secured debentures issued by the Company in 1998 and 1999 (including debentures issued in satisfaction of interest payments under such debentures) (collectively, the "Debentures") for which the Debenture holders are entitled to vote on shareholder matters on an as-converted basis. Under the New York Business Corporation Law and the Company's Certificate of Incorporation and Bylaws, each stockholder will be entitled to one vote for each share of Common Stock held at the Record Date, and each Debenture holder will be entitled to one vote for each share of Common Stock into which such Debenture holder's Debentures are convertible at the Record Date, for all matters, including the election of directors. The required quorum for the transaction of business at the Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock and holders of Debentures issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the Meeting for the purposes of establishing a quorum and are also treated as shares entitled to vote at the Meeting (the "Votes Cast") with respect to such matter. Abstentions will have the same effect as voting against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus a broker non-vote will not effect the outcome of the voting on a proposal. Holders of Common Stock have no cumulative voting rights in the election of directors.

                               TABLE OF CONTENTS

ITEM                                                                           PAGE
----                                                                           ----
Voting of Proxies............................................................    3
The Board of Directors.......................................................    3
Proposal 1  --   Election of Directors.......................................    4
            --   Executive Officers..........................................    4
            --   Agreements Governing Appointment of Directors...............    7
Compensation of Executive Officers and Directors.............................    8
Summary Compensation Table...................................................    8
            --   Other Compensatory Arrangements.............................    8
            --   Employment Agreements.......................................    9
            --   Compensation of Directors...................................   10
            --   Stock Option Plans..........................................   11
            --   Securities Authorized for Issuance Under Equity Compensation
                 Plans.......................................................   12
Option Grants in 2002........................................................   12
Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option       12
  Values.....................................................................
Compensation Committee Interlocks and Insider Participation..................   13
Section 16(a) Beneficial Ownership Reporting Compliance......................   13
Report of the Compensation Committee on Executive Compensation...............   14
Executive Compensation Philosophy............................................   14
Components of Executive Compensation Program.................................   15
Performance Graph............................................................   16
Certain Relationships and Related Transactions...............................   16
            --   Vote Required...............................................   20
            --   Recommendation of the Board of Directors....................   21
Proposal 2  --   Amendment to Certificate of Incorporation to Increase
                 Authorized Capital Stock....................................   21
            --   General.....................................................   21
            --   Purpose and Effect of the Proposed Charter Amendment........   22
            --   2002 Debenture Offering.....................................   25
            --   Vote Required...............................................   28
            --   Recommendation of the Board of Directors....................   29
Proposal 3  --   Amendment to Certificate of Incorporation Granting Voting
                 Rights to Holders of Convertible Senior Secured
                 Debentures..................................................   29
            --   General.....................................................   29
            --   Description of the 2002 Purchase Agreement and the 2002
                 Debentures..................................................   30
            --   The Proposed Amendment......................................   34
            --   Vote Required...............................................   35
            --   Recommendation of the Board of Directors....................   36
            --   Dissenting Shareholders' Rights of Appraisal................   36
Proposal 4  --   Amendment to the Company's 1998 Stock Option Plan...........   38
            --   Administration..............................................   40
            --   Shares Subject to the 1998 Plan.............................   40
            --   Eligibility.................................................   40
            --   Exercise Price of Options...................................   41
            --   Terms.......................................................   41

ITEM                                                                           PAGE
----                                                                           ----
            --   Exercise of Options.........................................   41
            --   Federal Income Tax Consequences Relating to Incentive Stock
                 Options.....................................................   42
            --   Federal Income Tax Consequences Relating to Non-Qualified
                 Stock Options...............................................   42
            --   Accounting Treatment of Discounted Non-Qualified Stock
                 Options.....................................................   42
            --   Previously Granted Options..................................   44
            --   2003 Stock Option Grants....................................   44
            --   Amendments and Discontinuance of the 1998 Plan..............   45
            --   Vote Required...............................................   45
            --   Recommendation of the Board of Directors....................   45
Proposal 5  --   Ratification of Appointment of Independent Certified Public
                 Accountants.................................................   46
            --   Audit Fees..................................................   46
            --   Financial Information Systems Design and Implementation
                 Fees........................................................   46
            --   All Other Fees..............................................   46
            --   Audit Committee Report......................................   46
            --   Recommendation of the Board of Directors....................   47
Security Ownership of Certain Beneficial Owners and Management...............   47
General......................................................................   50
Shareholder Proposals for 2004 Annual Meeting................................   52
Appendix A -- Charter of Audit Committee.....................................  A-1
Appendix B -- Section 623 of the New York Business Corporation Law relating to Dissenters' Appraisal Rights................................  B-1
Appendix C -- Amended 1998 Stock Option Plan.................................  C-1

                               VOTING OF PROXIES

     Proxies may be revoked by shareholders at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of the Company or by voting in person at the Meeting.

     If the enclosed proxy is properly signed, dated and returned, the Common Stock represented thereby will be voted at the Meeting and will be voted in accordance with the specifications made thereon. IF NO INSTRUCTIONS ARE INDICATED, THE COMMON STOCK REPRESENTED THEREBY WILL BE VOTED (i) FOR the election of Directors, (ii) FOR the amendment to the Company's Certificate of Incorporation (the "Charter") to increase the number of authorized shares of the Company's Common Stock, (iii) FOR the amendment to the Company's Charter to entitle the holders of the Company's 5% Convertible Senior Secured Debentures due March 31, 2006 (the "2002 Debentures"), issued pursuant to that certain Debenture Purchase Agreement dated December 20, 2002 between the Company, Care Capital Investments II, LP ("Care Capital"), Essex Woodlands Health Ventures V, L.P. ("Essex") and the other signatories thereto (the "2002 Purchase Agreement"), to vote on all matters submitted to a vote of shareholders of the Company, (iv) FOR the adoption of the amendment to the Company's 1998 Stock Option Plan, and (v) FOR the ratification of the appointment of Grant Thornton LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 2003.

                             THE BOARD OF DIRECTORS

     During the year ended December 31, 2002, the Board of Directors held eight meetings. None of the Company's Board members attended less than 75% of the Board meetings held during 2002.

BOARD COMMITTEES

     During 2002, the Company had an Audit Committee, a Compensation Committee, a Stock Option Committee, an Executive Committee and a Technology Committee of the Board of Directors.

     The Audit Committee is composed of Messrs. William A. Sumner, Chairman, Immanuel Thangaraj and Bruce F. Wesson. The Audit Committee is responsible for selecting the Company's independent auditors, approving the audit fee payable to the auditors, working with independent auditors and other corporate officials, reviewing the scope and results of the audit by, and the recommendations of, the Company's independent auditors, approving the services provided by the auditors, reviewing the financial statements of the Company and reporting on the results of the audits to the Board, reviewing the Company's insurance coverage, financial controls and filings with the Securities and Exchange Commission, including, meeting quarterly prior to the filing of the Company's quarterly and annual reports containing financial statements filed with the Securities and Exchange Commission, and submitting to the Board its recommendations relating to the Company's financial reporting, accounting practices and policies and financial, accounting and operational controls. The Audit Committee had one formal meeting and numerous informal meetings during 2002. A report of the Audit Committee is also contained under Proposal 5 in this Proxy Statement. In June 2001, the Board of Directors adopted an Audit Committee Charter which is attached as Appendix A to this Proxy Statement.

     In assessing the independence of the Company's Audit Committee members, the Company has reviewed and analyzed the factors provided in Section 121(A) of the American Stock Exchange Listing Standards. Based on this analysis, the Company has determined that each of Messrs. Sumner and Thangaraj are deemed independent members of the Audit Committee. While Mr. Wesson does not satisfy the standards for independence set forth in the American Stock Exchange Listing Standards as a result of working capital bridge loans made to the Company during fiscal 2002 by Galen Partners III, L.P., of which Mr. Wesson is a general partner, the Board values Mr. Wesson's experience in the review of financial statements and believes that Mr. Wesson is able to exercise independent judgment in the performance of his duties on the Audit Committee.

     The Company's Compensation Committee, composed of Messrs. Bruce F. Wesson, Srini Conjeevaram, William Skelly, Michael K. Reicher and Immanuel Thangaraj during 2002, is responsible for consulting with and making recommendations to the Board of Directors about executive compensation arrangements and the compensation of employees. See "Compensation of Executive Officers and Directors -- Report of the Compensation Committee on Executive Compensation." The Compensation Committee met five times in 2002. If elected as a director, Mr. Reddick will become a member of the Compensation Committee.

     The Stock Option Committee, composed of Messrs. William Skelly and William
A. Sumner, is responsible for reviewing Management's recommendations as to employee option grants and to grant options under the Company's stock option plans to employees, directors and consultants. The Stock Option Committee met once in 2002.

     The Executive Committee, composed of Messrs. Srini Conjeevaram, Joel D. Liffmann, Bruce F. Wesson, Michael K. Reicher, William Skelly, Peter A. Clemens, Jerry Karabelas and Immanuel Thangaraj during 2002, is responsible for acting on behalf of the Board of Directors in lieu of a full Board meeting on such matters that are not of the type required to be considered by the full Board of Directors and to advise the Board as to the issues and matters under review by the Executive Committee at the meetings of the Board of Directors. The Executive Committee met three times in 2002. If elected as a director, Mr. Reddick will become a member of the Compensation Committee.

     The Technology Committee, composed of Messrs. Zubeen Shroff, Michael K. Reicher and Jerry Karabelas during 2002, is responsible for addressing and reviewing regulatory oversight of the Company's operations, including compliance with applicable DEA and FDA regulations, compliance with state agency and regulatory requirements, compliance with Medicare reimbursement requirements and consulting with the Board regarding current and future compliance with applicable Federal and state regulations, including current Good Manufacturing Practice regulations. The Technology Committee did not meet in 2002.

     The Company does not have a standing nominating committee.

     Mr. Reicher resigned as a Director of the Company effective September 18, 2003.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     At the Meeting, ten individuals will be elected to serve as Directors until the next annual meeting, and until their successors are elected and qualified. During the fiscal year ended December 31, 2002, each of nominees to the Board served as Directors. Each of Messrs. Karabelas and Thangaraj were appointed to the Board of Directors effective December 20, 2002 in connection with the completion of the Company's offering of the 2002 Debentures pursuant to the 2002 Purchase Agreement. See "Agreements Governing Appointment of Directors" below.

     Unless a shareholder WITHHOLDS AUTHORITY, a properly signed and dated proxy will be voted FOR the election of the persons named below, unless the proxy contains contrary instructions. Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve as a Director. However, in the event any nominee is not a candidate or is unable or unwilling to serve as a Director at the time of the election, unless the shareholder withholds authority from voting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill such vacancy.

     The Company's Certificate of Incorporation provides for a maximum of eleven directors. The Company's Board of Directors may fill the current vacancy on the Board by a vote of a majority of directors in office. Such appointee would continue in office until the next annual meeting of shareholders following such appointment. The Board of Directors has not identified any person that it currently intends to nominate to fill such vacancy.

     The name and age of each of the ten nominees, his principal occupation and the period during which such person has served as a Director are set out below.

                                                                                       DIRECTOR
NAME OF NOMINEE                         AGE         POSITION WITH THE COMPANY           SINCE
---------------                         ---         -------------------------          --------
Jerry Karabelas(4)(5).................  50    Chairman of the Board of Directors         2002
Andrew D. Reddick(3)(4)...............  51    Chief Executive Officer and President      2003
Peter A. Clemens(4)...................  51    Vice President, Chief Financial            1998
                                              Officer and Director
Bruce F. Wesson(2)(3)(4)..............  61    Director                                   1998
William A. Sumner(1)(2)...............  65    Director                                   1997
William Skelly(1)(3)(4)...............  52    Director                                   1996
Srini Conjeevaram(3)(4)...............  45    Director                                   1998
Zubeen Shroff(5)......................  38    Director                                   1998
Joel D. Liffmann(4)...................  42    Director                                   1999
Immanuel Thangaraj(2)(3)(4)...........  32    Director                                   2002

---------------

(1) Member of Stock Option Committee

(2) Member of Audit Committee

(3) Member of Compensation Committee

(4) Member of Executive Committee

(5) Member of Technology Committee

     Jerry Karabelas has been a Director of the Company since December, 2002 and Chairman of the Board since May 2003. Mr. Karabelas was Head of Healthcare and CEO of Worldwide Pharmaceuticals for Novartis AG from 1998 until July 2000. Prior to joining Novartis, Mr. Karabelas was Executive Vice President of SmithKline Beecham. From July, 2000 until December, 2001, Mr. Karabelas was the Founder and Chairman of the Novartis Bio Venture Fund. Since November, 2001 he has been a Partner with Care Capital LLC. Mr. Karabelas holds a Ph.D. in pharmacokinetics from the Massachusetts College of Pharmacy and serves as a Director of SkyePharma Plc., Human Genome Sciences, Nitromed, Anadys and Renova.

     Andrew D. Reddick has been President and Chief Executive Officer since August, 2003. From April, 2000 to September, 2002 Mr. Reddick was Chief Operating Officer and Sr. Vice President Commercial Operations for Adolor Corporation, a pharmaceutical company. From June, 1999 to March, 2000 he served as President of Faulding Laboratories, Inc. and he served as Executive Vice President Marketing, Sales & Business Development with Purepac Pharmaceuticals from August, 1996 to June, 1999.

     Peter A. Clemens has been the Vice President and Chief Financial Officer of the Company since February 1998 and a Director of the Company since June 1998. From February, 1988 until joining the Company, Mr. Clemens was employed by TC Manufacturing Co., Inc. ("TC") which, through its various subsidiaries and divisions, manufactures generic pharmaceuticals, industrial coatings and flexible packaging. Mr. Clemens was TC's President from February, 1996 through February, 1998. Prior to that time, he held the position of Vice President and Chief Financial Officer.

     Bruce F. Wesson has been a Director of the Company since March, 1998. Mr. Wesson is President of Galen Associates, a health care venture firm, and a General Partner of Galen Partners III, L.P. Prior to January, 1991, he was Senior Vice President and Managing Director of Smith Barney, Harris Upham & Co. Inc., an investment banking firm. He currently serves on the Boards of Encore Medical Corporation, QMed, Inc., and Crompton Corporation, a publicly traded company, and several privately held companies. Mr. Wesson earned a degree from Colgate University and a Masters of Business Administration from Columbia University.

     Srini Conjeevaram has been a Director of the Company since March, 1998. Mr. Conjeevaram is a General Partner of Galen Partners III, L.P. Prior to January, 1991, he was an Associate in Corporate Finance at Smith Barney, Harris Upham & Co. Inc. from 1989 to 1990 and a Senior Project Engineer for General Motors Corporation from 1982 to 1987. Mr. Conjeevaram serves as a Director of Derma Sciences, Inc., a publicly traded company and ONI Incorporated. He earned a Bachelor of Science degree in Mechanical Engineering from Madras University, a Masters of Science degree in Mechanical Engineering from Stanford University, and a Masters of Business Administration from Indiana University.

     William A. Sumner has been a Director of the Company since August, 1997. From 1974 until his retirement in 1995, Mr. Sumner held various positions within Hoechst-Roussel Pharmaceuticals, Inc., a manufacturer and distributor of pharmaceutical products, including Vice President and General Manager, Dermatology Division from 1991 through 1995, Vice President, Strategic Business Development, from 1989 to 1991 and Vice President, Marketing from 1985 to 1989. Since his retirement from Hoechst-Roussel Pharmaceuticals, Inc. in 1995, Mr. Sumner has acted as a consultant to various entities in the pharmaceutical field.

     William Skelly has been a Director of the Company since May, 1996 and served as Chairman of the Company from October, 1996 through June, 2000. Since 1990, Mr. Skelly has served as Chairman, President and Chief Executive Officer of Central Biomedia, Inc. and its subsidiary SERA, Inc., companies involved in the animal health industry including veterinary biologicals and custom manufacturing of animal sera products. From 1985 to 1990, Mr. Skelly served as President of Martec Pharmaceutical, Inc., a distributor and manufacturer of human generic prescription pharmaceuticals.

     Zubeen Shroff has been a Director of the Company since June, 1998. Mr. Shroff is a General Partner of Galen Partners III, L.P. He joined Galen Associates, a health care venture firm, in January, 1997 from The Wilkerson Group, a leading provider of management consulting services to the health care industry. Prior to The Wilkerson Group, he worked for Schering-Plough International from 1989 to 1993 in a variety of staff and line management positions and as head of Schering-Plough France's biotech franchise. Mr. Shroff received a Bachelor of Science in Biological Sciences from Boston University in 1986 and a Masters of Business Administration from The Wharton School in 1988. Mr. Shroff serves as a Director of AmericasDoctor.com, Cortek, Inc., and Encore Medical Corporation.

     Joel D. Liffmann has been a Director of the Company since 1999. Mr. Liffmann is a Principal of Oracle Investment Management, Inc. Prior to joining Oracle in 1996, Mr. Liffmann was Senior Vice President of Business Development at Merck-Medco, Inc. Prior to such time, Mr. Liffmann was Vice President/Business Development at Medco Containment Services and Vice President of Equity Research and later was Vice President of Corporate Finance at Drexel Burnham Lambert. Mr. Liffmann holds a degree from Boston University.

     Immanuel Thangaraj has been a Director of the Company since December, 2002. Mr. Thangaraj has been a Managing Director of Essex Woodlands Health Ventures, a venture capital firm specializing in the healthcare industry, since 1997. Prior to joining Essex Woodlands Health Ventures, he helped form a telecommunication services company, for which he served as its CEO. Mr. Thangaraj also worked as an Associate for ARCH Venture Partners, LP and managing one of its portfolio companies, a medical information technology company. Mr. Thangaraj holds a Bachelor of Arts and a Masters in Business Administration from the University of Chicago and serves as a Director of iKnowMed Systems, Sound ID and CBR Systems.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

     Andrew D. Reddick, Chief Executive Officer and President.

     Vijai Kumar has been Chief Operations Officer of the Company since November, 2002. From 1996 to 2002, Mr. Kumar was President & CEO of Pharmalogix Inc., a pharmaceutical research and development company. From 1992 to 1996, Mr. Kumar was Director, Research and Development for the Warner Chilcott Division of Warner Lambert. In that capacity, he coordinated all technical aspects of the Division responsible for cGMP compliance, formulation development, analytical development and clinical and bioequivalence studies. Mr. Kumar holds B.Sc. in Chemistry from the University of Lucknow, India, a D.Pharm. from the College of Pharmacy, New Delhi, an M.B.A. from Fairleigh Dickinson University and an M.S. in Industrial Pharmacy from Long Island University. Age: 56.

     Peter A. Clemens, Vice President and Chief Financial Officer.

     James Emigh has been Vice President of Sales and Marketing since November, 2002. Mr. Emigh joined the Company in May, 1998, serving first as Executive Director of Customer Relations and then as Vice President of Operations until November, 2002. From 1991 until joining the Company, Mr. Emigh was employed by Organon, Inc., a pharmaceutical company, in various management positions and most recently as its Director of Managed Care and Trade Relations. Mr. Emigh holds a Bachelor of Pharmacy from Washington State University and a Masters of Business Administration from George Mason University. Age: 46.

     Carol Whitney has been Vice President of Administration since April, 1998. From 1992 until joining the Company, Ms. Whitney served as Director of Human Resources for UDL Laboratories, Inc., a generic pharmaceutical manufacturer located in Rockford, Illinois. Age: 56.

     Robert Seiser has been Corporate Controller and Treasurer since March, 1998. From 1992 until joining the Company, Mr. Seiser served as Treasurer and Corporate Controller of TC Manufacturing Co., Inc., a privately held company based in Evanston, Illinois. Mr. Seiser is a Certified Public Accountant and earned a B.B.A. degree from Loyola University of Chicago. Age: 40.

     The term of office of each person elected as a director will continue until the next annual meeting of shareholders and until such person's successor has been elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the Board, although the employment of Andrew D. Reddick, the Company's Chief Executive Officer and President, Vijai Kumar, the Company's Chief Operations Officer, and Peter A. Clemens, the Company's Vice President and Chief Financial Officer, are subject to the provisions of their respective Employment Agreements. See "Compensation of Executive Officers and Directors -- Employment Agreements."

AGREEMENTS GOVERNING APPOINTMENT OF DIRECTORS

     On March 10, 1998, the Company consummated a certain Debenture and Warrant Purchase Agreement (the "1998 Purchase Agreement") providing for a private offering of securities for an aggregate purchase price of $20.8 million (the "Galen Offering"). The terms of the Galen Offering provide, among other things, that Galen Partners III, L.P., Galen Partners International III, L.P. and Galen Employee Fund III, L.P., (collectively, "Galen") and each of the purchasers listed on the signature page to the 1998 Purchase Agreement (inclusive of Galen, collectively the "Galen Investor Group") has the right to designate for nomination three persons to be members of the Company's Board of Directors. The Company's by-laws provide that the Board of Directors shall consist of not more than 11 members. Each of Bruce F. Wesson, Srini Conjeevaram and Zubeen Shroff are designees of the Galen Investor Group. As part of the completion of the 2002 Purchase Agreement, the 1998 Purchase Agreement was amended, among other things, to provide that the Galen Investor Group has the right to designate for nomination of three persons to be members of the Company's Board of Directors for year 2003 and two persons to be members of the Company's Board of Directors thereafter. The Company has agreed to nominate and appoint to the Board of Directors, subject to shareholder approval, the designees of the Galen Investor Group for so long as the debentures and warrants issued pursuant to the 1998 Purchase Agreement remain outstanding.

     On May 26, 1999, the Company consummated a certain Debenture and Warrant Purchase Agreement (the "1999 Purchase Agreement") providing for a private offering of securities for an aggregate purchase price of up to approximately $22.8 million (the "Oracle Offering") with Oracle Strategic Partners, L.P. ("Oracle") and certain existing shareholders of the Company (the "Oracle Investor Group"). The terms of the Oracle Offering provide, among other things, that the holders of a majority in the principal amount of the securities issued in the Oracle Offering will have the right to designate for nomination of one person to be a member of the Company's Board of Directors, subject to shareholder approval, for so long as the securities issued by the Company in the Oracle Offering remain outstanding. Mr. Liffmann is the designee of the Oracle Investor Group.

     On December 20, 2002, the Company consummated the 2002 Purchase Agreement providing for a private offering of securities for an aggregate purchase price of up to $35 million (the "2002 Offering") with Care Capital, Essex, Galen and the other purchasers listed on the signature page to the 2002 Purchase Agreement. The terms of the 2002 Purchase Agreement provide, among other things, that each of Care Capital and Essex have the right to designate one person for nomination to the Company's Board of Directors, subject to shareholder approval, for so long as the 2002 Debentures are held by Care Capital and Essex, determined on an individual basis. Mr. Jerry Karabelas and Mr. Immanuel Thangaraj are the designees of Care Capital and Essex, respectively.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

     The following table sets forth a summary of the compensation paid by the Company for services rendered in all capacities to the Company during the fiscal years ended December 31, 2002, 2001 and 2000 to the Company's Chief Executive Officer and the Company's next four most highly compensated executive officers (collectively, the "named executive officers") whose total annual compensation for 2002 exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM COMPENSATION
                                                                            -------------------------
                                                ANNUAL COMPENSATION         SECURITIES
                                          -------------------------------   UNDERLYING
                                                             OTHER ANNUAL     STOCK       ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR    SALARY    BONUS   COMPENSATION    OPTIONS     COMPENSATION
---------------------------        ----   --------   -----   ------------   ----------   ------------
Michael K. Reicher(1)............  2002   $200,000     0         --               --         --
  Chairman and Chief               2001    191,346     0         --               --         --
  Executive Officer                2000    175,000     0         --          100,000         --
Gerald F. Price(2)...............  2002   $163,654     0         --               --         --
  President and Chief              2001    176,346     0         --               --         --
  Operating Officer                2000     49,846     0         --          850,000         --
Peter A. Clemens.................  2002   $155,000     0         --               --         --
  Vice President and Chief         2001    149,807     0         --               --         --
  Financial Officer                2000    140,000     0         --          100,000         --
Phyllis A. Lambridis(3)..........  2002   $166,006     0         --               --         --
  Vice President --                2001    115,384     0         --               --         --
  Corporate Compliance
James Emigh......................  2002   $139,565     0         --               --         --
  Vice President -- Operations     2001    125,000     0         --               --         --
                                   2000    125,000     0         --           90,000         --

---------------

(1) Mr. Reicher's services as Chief Executive Officer ceased effective June 16, 2003.

(2) Mr. Price's services as President and Chief Operating Officer ceased effective November 7, 2002.

(3) Ms. Lambridis' services as Vice President of Corporate Compliance ceased effective April 30, 2003.

OTHER COMPENSATORY ARRANGEMENTS

     Executive Officers and key employees participate in medical and disability insurance plans provided to all non-union employees of the Company. The Company also provided automobiles to certain of its executive Officers. Although the Company is unable to assign a precise value to the possible personal benefit derived from the use of the automobiles, the Company believes that, as to each officer, such personal benefit amount is less than the lesser of $6,000 or 10% of such officer's compensation reported above in the Summary Compensation Table.

EMPLOYMENT AGREEMENTS

     Andrew D. Reddick is employed pursuant to an Employment Agreement effective as of August 26, 2003 which provides that Mr. Reddick will serve as the Company's Chief Executive Officer and President for term expiring August 26, 2005. The Employment Agreement provides for an annual base salary of $300,000, plus the payment of annual bonus of up to thirty-five percent (35%) of Mr. Reddick's base salary based on the achievement of such targets, conditions, or parameters as may be set from time to time by the Board of Directors or the Compensation Committee of the Board of Directors. The Employment Agreement also provides for the grant of stock options on August 26, 2003 to purchase 5,500,000 shares of the Company's Common Stock at an exercise price of $.34 per share (which exercise price is equal to the conversion price per share under the 5% Convertible Senior Secured Debentures issued pursuant to that certain Debenture Purchase Agreement between the Company, Care Capital, Essex and the other signatories thereto dated December 20, 2002). The Stock Option provides for vesting of 1,000,000 shares on March 31, 2004 with the remaining balance vesting in quarterly increments of 500,000 shares at the expiration of each quarterly period commencing with the quarterly period ending June 30, 2004. The Employment Agreement also permits the Company to purchase the vested portion of Mr. Reddick's options upon his termination for Cause (as defined in the Employment Agreement) or his resignation other than for Good Reason (as defined in the Employment Agreement) at a purchase price equal to the positive difference, if any, between (i) the average of the closing bid and asked prices of the Company's Common Stock for the five trading days prior to the date of termination or resignation, and (ii) the exercise price of the option shares, multiplied by the numbers shares which, as of the date of termination or resignation, are vested under the Stock Option. The Employment Agreement contains standard termination provisions, including upon death, disability, for Cause, for Good Reason and without Cause. In the event the Employment Agreement is terminated due to death or disability, the Company is required to pay Mr. Reddick, or his designee, a pro rata portion of the annual bonus that would have been payable to Mr. Reddick during such year assuming full achievement of the bonus criteria established for such bonus. Additionally, Mr. Reddick or his designees shall have a period of twelve (12) months following such termination to exercise Mr. Reddick's vested stock options. In the event that the Employment Agreement is terminated by the Company without Cause or by Mr. Reddick for Good Reason, the Company is required to pay Mr. Reddick an amount equal to the bonus for such year, calculated on a pro rata basis assuming full achievement of the bonus criteria for such year, as well as Mr. Reddick's base salary for the greater of (i) the remainder of the initial term of the Employment Agreement, and (ii) one year (the "Severance Pay"), payable in equal monthly installments over a period of twelve (12) months. In addition, Mr. Reddick is entitled to continued coverage under the Company's then existing benefit plans, including medical and life insurance, for term equal to the greater of (i) the remainder of the initial term of the Employment Agreement, or (ii) twelve (12) months from the date of termination. The Employment Agreement permits Mr. Reddick to terminate the Employment Agreement in the event of a Change of Control (as defined in the Employment Agreement), in which case such termination is considered to be made without Cause, entitling Mr. Reddick to the benefits described above, except that (i) the Severance Pay is payable in a lump sum within thirty (30) days of the date of termination, and (ii) all outstanding stock options granted to Mr. Reddick shall fully vest and be immediately exercisable. The Employment Agreement restricts Mr. Reddick from disclosing, disseminating or using for his personal benefit or for the benefit of others, confidential or proprietary information (as defined in the Employment Agreement) and, provided the Company has not breached the terms of the Employment Agreement from competing with the Company at any time prior to one year after the termination of his employment with the Company.

     Peter A. Clemens is employed pursuant to an Employment Agreement effective as of March 10, 1998, which after giving effect to amendments dated June 28, 2000 and May 4, 2001, provides that Mr. Clemens will serve as the Company's Vice President and Chief Financial Officer for a term expiring April 30, 2005. The Employment Agreement provides for an annual base salary of $155,000 plus the payment of an annual bonus to be determined based on the satisfaction of such targets, conditions or parameters as may be determined from time to time by the Compensation Committee of the Board of Directors. No bonus was paid for fiscal 2002. The Employment Agreement also provides for the grant of stock options on March 10, 1998 to purchase 300,000 shares of the Company's common stock at an exercise price of $2.375 per share, which options vest in equal increments of 25,000 option shares at the end of each quarterly period during the term of the Employment Agreement (as such vesting schedule may be amended by mutual agreement of Mr. Clemens and the Board of Directors). The Employment Agreement also permits the Company to repurchase the vested portion of Mr. Clemens' options upon his termination for Cause (as defined in the Employment Agreement) or his resignation (other than for Good Reason as defined therein), at a purchase price equal to the positive difference, if any, between
(i) the average of the closing price of the Company's common stock for the five trading days prior to the date of termination or resignation, and (ii) the exercise price of the option shares, multiplied by the number of option shares which, as of the date of termination, are vested under the option. The Employment Agreement contains standard termination provisions, including upon death, disability, for Cause, for Good Reason and without Cause. In the event the Employment Agreement is terminated by the Company without Cause or by Mr. Clemens for Good Reason, the Company is required to pay Mr. Clemens an amount equal to $310,000 or twice his then base salary, whichever is greater, payable in a lump sum within 30 days of termination and to continue to provide Mr. Clemens coverage under the Company's then existing benefit plans, including medical and life insurance, for a term of 24 months. The Employment Agreement permits Mr. Clemens to terminate the Employment Agreement in the event of a Change of Control (as defined in the Employment Agreement) and for Good Reason. The Employment Agreement also restricts Mr. Clemens from disclosing, disseminating or using for his personal benefit or for the benefit of others confidential or proprietary information (as defined in the Employment Agreement) and, provided the Company has not breached the terms of the Employment Agreement, from competing with the Company at any time prior to two years after the earlier to occur of the expiration of the term and the termination of his employment.

     Vijai Kumar is employed pursuant to an Employment Agreement effective as of November 18, 2002, which provides that Mr. Kumar will serve as the Company's Chief Operations Officer for a term expiring November 18, 2004. The Employment Agreement provides for an annual base salary of $180,000 plus the payment of an annual bonus to be determined based on the satisfaction of such targets, conditions or parameters as may be determined from time to time by the Compensation Committee of the Board of Directors. The Employment Agreement also provides for the grant of stock options on November 18, 2002 to purchase 400,000 shares of the Company's common stock at an exercise price of $1.125 per share, which options vest in equal increments of 100,000 annually commencing on November 18, 2003. The Employment Agreement permits the Company to repurchase the vested portion of Mr. Kumar's options upon his termination for Cause (as defined in the Employment Agreement) or his resignation, at a purchase price equal to the positive difference, if any, between the average of the closing price of the Company's common stock for the five trading days prior to the date of termination or resignation, multiplied by the number of option shares which, as of the date of termination, are vested under the option. The Employment Agreement contains standard termination provisions, including upon death, disability, for Cause (as defined in the Employment Agreement) and without Cause. The Employment Agreement also provides that in the event of a Change of Control (as defined in the Employment Agreement), or if Mr. Kumar's employment with the Company is terminated without Cause, he is entitled to his base salary for the lesser of (i) the remaining term of the Employment Agreement, and (ii) one year. The Employment Agreement also restricts Mr. Kumar from disclosing, disseminating or using for his personal benefit or the benefit of others confidential or proprietary information (as defined in the Employment Agreement) and, provided the Company has not breached the terms of the Employment Agreement, from competing with the Company at any time prior to one year after the earlier to occur of the expiration of the term and the termination of his employment.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company receive no additional or special remuneration for their services as Directors. Directors who are not employees of the Company receive an annual grant of options to purchase 10,000 shares of the Company's common stock (15,000 shares in the case of the Chairman of the Board) and $500 for each meeting attended ($250 in the case of telephonic meetings). The Company also reimburses Directors for travel and lodging expenses, if any, incurred in connection with attendance at Board meetings. Directors who serve on any of the Committees established by the Board of Directors receive $250 for each Committee meeting attended unless held on the day of a full Board meeting.

STOCK OPTION PLANS

     The Company currently maintains two stock option plans adopted in 1995 and 1998, respectively. The Company in the past has used, and will continue to use, stock options to attract and retain key employees in the belief that employee stock ownership and stock-related compensation devices encourage a community of interest between employees and shareholders.

     The 1995 Stock Option Plan. In September, 1995, the Company established the 1995 Halsey Drug Co., Inc. Stock Option and Restricted Stock Purchase Plan (the "1995 Stock Option Plan"). Under the 1995 Stock Option Plan, the Company may grant options to purchase up to 1,000,000 shares of the Company's Common Stock. Incentive Stock Options ("ISO's") may be granted to employees of the Company and its subsidiaries and non-qualified options may be granted to employees, directors and other persons employed by, or performing services for, the Company and its subsidiaries. Subject to the 1995 Stock Option Plan, the Stock Option Committee determines the persons to whom grants are made and the vesting, timing, amounts and other terms of such grants. An employee may not receive ISO's exercisable in any one calendar year for shares with a fair market value on the date of grant in excess of $100,000. No quantity limitations apply to the grant of non-qualified stock options.

     As of August 1, 2003, ISO's to purchase 689,813 shares and non-qualified options to purchase 257,780 shares have been granted under the 1995 Stock Option Plan, leaving 52,407 shares available for grant under the Plan. The average per share exercise price for all outstanding options under the 1995 Stock Option Plan is approximately $1.44. No exercise price of an ISO was set at less than 100% of the fair market value of the underlying Common Stock, except for grants made to any person who owned stock possessing more than 10% of the total voting power of the Company, in which case the exercise price was set at not less than 110% of the fair market value of the underlying Common Stock.

     The 1998 Stock Option Plan. The 1998 Stock Option Plan was adopted by the Board of Directors in April, 1998 and approved by the Company's shareholders in June 1998. The 1998 Stock Option Plan was amended by the Board of Directors in April, 1999 to increase the number of shares available for the grant of options under the Plan from 2,600,000 to 3,600,000 shares. The Company's shareholders ratified the Plan amendment on August 19, 1999. The 1998 Stock Option Plan was further amended by Board of Directors in April, 2001 to increase the number of shares available for grant of options under the Plan from 3,600,000 to 8,100,000 shares. The Company's shareholders ratified the Plan amendment on June 14, 2001. In accordance with the description contained under the caption "Proposal
4 -- Amendment to the Company's 1998 Stock Option Plan" the Board is seeking authorization to amend the 1998 Stock Option Plan to (a) increase the number of shares available for grant of options under the Plan from 8,100,000 to 12,000,000 shares, (b) permit the grant of non-qualified stock options having an exercise price per share which is less than the fair market value of the Company's Common Stock, and (c) set a limit of 5,500,000 option awards that may be granted to one individual in any calendar year. The 1998 Stock Option Plan permits the grant of ISO's and non-qualified stock options to purchase shares of the Company's Common Stock. As of August 31, 2003, ISO's to purchase 1,568,151 shares and non-qualified options to purchase 7,062,446 shares have been granted under the 1998 Stock Option Plan, leaving 3,369,383 shares available for grant under the Plan. The average per share exercise price for all outstanding options under the 1998 Stock Option Plan is approximately $.92. For a description of the 1998 Stock Option Plan as well as the proposed amendment thereto, see "Proposal 4 -- Amendment to the Company's 1998 Stock Option Plan" contained in this Proxy Statement.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     The following table includes information as of December 31, 2002 relating to the Company's 1995 Stock Option Plan and 1998 Stock Option Plan, which comprise all of the equity compensation plans of the Company. The table provides the number of securities to be issued upon the exercise of outstanding options under such plans, the weighted-average exercise price of such outstanding options and the number of securities remaining available for future issuance under such equity compensation plans:

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                                      NUMBER OF SECURITIES
                                                                                    REMAINING AVAILABLE FOR
                                 NUMBER OF SECURITIES TO     WEIGHTED-AVERAGE     FUTURE ISSUANCE UNDER EQUITY
                                 BE ISSUED UPON EXERCISE    EXERCISE PRICE OF          COMPENSATION PLANS
                                 OF OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS,      (EXCLUDING SECURITIES
PLAN CATEGORY                      WARRANTS AND RIGHTS     WARRANTS AND RIGHTS      REFLECTED IN COLUMN(A))
-------------                    -----------------------   --------------------   ----------------------------
                                           (A)                     (B)                        (C)
Equity Compensation Plans
  Approved by Security
  Holders......................         5,008,950                 $1.79                    3,928,590
Equity Compensation Plans Not
  Approved by Security
  Holders......................                 0                     0                            0
  TOTAL........................         5,008,950                 $1.79                    3,928,590(1)

---------------

(1) As described under the caption "Proposal 4 -- Amendment to the Company's 1998 Stock Option Plan", the Board is seeking authorization to amend the Company's 1998 Stock Option Plan to increase the number of shares available for grant of options under the Plan from 8,100,000 to 12,000,000 shares. Subject to shareholder approval of Proposal 2, to amend the Company's charter to increase its authorized shares, and Proposal 4, to amend the 1998 Stock Option Plan, effective August 26, 2003, the Stock Option Committee of the Board of Directors granted stock options exercisable for an aggregate of 5,500,000 shares of Common Stock. Of such stock options, 478,210 are in excess of the current 8,100,000 shares available for grant under the Plan.) In the event shareholders do not approve the Plan amendment, such excess stock options will be cancelled. (See "Proposal 4 -- Amendment to the Company's 1998 Stock Option Plan" for a discussion of the recent stock option grants by the Stock Option Committee.) In the event the Company's shareholders authorize the amendment to the Company's 1998 Stock Option Plan, after giving effect to the stock option grants made by the Stock Option Committee effective August 26, 2003, the number of shares remaining available for future issuance under the Company's equity compensation plans would be 3,421,790 shares.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     No stock options were granted, or exercised by, the named executive officers during 2002. The following table presents information regarding the value of options outstanding at December 31, 2002 for each of the named executive officers.

                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                OPTIONS AT FISCAL YEAR END        FISCAL YEAR END(4)
                                                ---------------------------   ---------------------------
NAME                                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                            -----------   -------------   -----------   -------------
Michael K. Reicher(1).........................   1,225,000       200,000        $    --        $    --
Gerald F. Price(2)............................     425,000       425,000         26,000         26,000
Peter A. Clemens..............................     487,500       137,500             --             --
Phyllis Lambridis.............................      18,750        56,250             --             --
James Emigh...................................      83,250        67,750             --             --

---------------

(1) Mr. Reicher's services as Chief Executive Officer ceased effective June 16, 2003.

(2) Mr. Price's services as President and Chief Operating Officer ceased effective November 7, 2002.

(3) Ms. Lambridis' services as Vice President of Corporate Compliance ceased effective April 30, 2003.

(4) Value is based upon the average of the closing bid and ask price of $.96 per share at December 31, 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee consisted of Messrs. Wesson, Conjeevaram, Skelly and Reicher during fiscal 2002. During 2002, except for Mr. Reicher, there were no Compensation Committee interlocks or insider participation in compensation decisions. Mr. Reicher resigned as a Director of the Company effective September 18, 2003.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who own beneficially more than ten percent (10%) of the Common Stock of the Company, to file reports of ownership and changes of ownership with the Commission and, during the period in which the Company's common stock was traded on the American Stock Exchange, the AMEX. Copies of all filed reports are required to be furnished to the Company pursuant to Section 16(a). Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that the Directors, executive officers and greater than ten percent (10%) beneficial owners of the Company's Common Stock complied with all Section 16(a) filing requirements during the year ended December 31, 2002, except that
(i) a Form 3 filing requirement for Mr. Vijai Kumar following his appointment as the Company's Chief Operations Officer was filed late (ii) a Form 4 filing requirement by each of Galen Partners III, L.P. and Galen Partners International III, L.P., each a beneficial owner of in excess of 10% of the Company's Common Stock, were filed late, and (iii) a Form 3 filing requirement by Mr. Dennis Adams, a beneficial owner of in excess of 10% of the Company's Common Stock, has not been filed to date.

     The following report of the Compensation Committee and the performance graph in the next section shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to regulations 14A or 14C of the Commission or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     This report has been prepared by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"). The Compensation Committee was formed in February, 1993. Messrs. Wesson, Conjeevaram, Skelly and Reicher served as members of the Compensation Committee during 2002. The Committee meets at least annually or more frequently, as the Company's Board of Directors may request. The Compensation Committee's primary responsibilities include the review of compensation, consisting of salary, bonuses, benefits, and other annual compensation, of the Company's executive officers.

EXECUTIVE COMPENSATION PHILOSOPHY

     In 2003, the Company's executive compensation program will reflect the following executive compensation philosophy, which was developed by the Compensation Committee of the Board of Directors:

          The Company's mission is to be a significant provider of quality generic drugs and active pharmaceutical ingredients in the markets it serves. To support this and other strategic objectives as approved by the Board of Directors and to provide adequate returns to shareholders, the Company must compete for, attract, develop, motivate and retain top quality executive talent at the corporate office and operating business units of the Company during periods of both favorable and unfavorable world-wide business conditions.

     The Company's executive compensation program is a critical management tool in achieving this goal. "Pay for performance" is the underlying philosophy for the Company's executive compensation program. Consistent with this philosophy, the program has been carefully conceived and will be independently administered by the Compensation Committee of the Board of Directors which will meet regularly during the year and a majority of whom are independent non-employee directors. The program is designed to link executive pay to corporate performance, including share price, recognizing that there is not always a direct and short-term correlation between executive performance and share price.

     To align shareholder interests and executive rewards, portions of each of the Company's executive's compensation will represent "at risk" pay opportunities related to accomplishment of specific business goals.

     The program is designed and administered to:

     - provide annual and longer term incentives that help focus each executive's attention on approved corporate business goals the attainment of which, in the judgment of the Compensation Committee, should increase long-term shareholder value;

     - link "at risk" pay with appropriate measurable quantitative and qualitative achievements against approved performance parameters;

     - reward individual and team achievements that contribute to the attainment of the Company's business goals; and

     - provide a balance of total compensation opportunities, including salary, bonus, and longer term cash and equity incentives, that are competitive with similarly situated companies and reflective of the Company's performance.

     In seeking to link executive pay to corporate performance, the Compensation Committee believes that the most appropriate measure of corporate performance is the increase in long-term shareholder value, which involves improving such quantitative performance measures as revenue, net income, cash flow, operating margins, earnings per share and return on shareholders' equity. The Compensation Committee may also consider qualitative corporate and individual factors which it believes bear on increasing the long-term value of the Company to its shareholders. These include (i) the development of competitive advantages, (ii) the ability to deal effectively with the complexity and globalization of the Company's businesses, (iii) success in developing business strategies, managing costs and improving the quality of the Company's products and services as well as customer satisfaction, (iv) the general performance of individual job responsibilities, and (v) the introduction of new active pharmaceutical ingredient and finished dosage pharmaceutical products.

COMPONENTS OF EXECUTIVE COMPENSATION PROGRAM

     The Company's executive compensation program consists of (i) an annual salary and bonus and (ii) long-term incentives represented by the issuance of stock options. As explained below, the bonuses and stock options serve to link executive pay to corporate performance, since the attainment of these awards depends upon meeting the quantitative and, if applicable, qualitative performance goals which serve to increase long-term shareholder value.

     Salary and Bonus. The Company's Chief Executive Officer, Chief Operations Officer and Chief Financial Officer are parties to employment contracts with the Company which provide the minimum annual base salary to be payable to such officers. In addition, the employment contracts provide for an annual bonus, in the discretion of the Compensation Committee, subject to the satisfaction of such targets, conditions or parameters as may be set from time to time by the Compensation Committee. For those executive officers not subject to an employment contract, the Compensation Committee will set the annual salary for such executive officer in or about December of each year and establish potential bonus compensation (including Messrs. Reddick, Kumar and Clemens) that such executives may earn based upon quantitative and, if applicable, qualitative performance goals established by the Compensation Committee. The goals for 2003 will consist of a mix of targets and performance measures of corporate revenue, development milestones relating to the Company's Opiate Synthesis Technologies and qualitative goals relating to each officer's job function. No bonus will be earned with respect to a performance measure unless a performance "floor" for that measure is exceeded; the bonus opportunity with respect to a measure will be earned if the target is achieved; achievement between the floor and the target results in a lower bonus with respect to that performance measure. An amount larger than the bonus opportunity for each performance measure can be earned, up to a specified limit, for exceeding the target for that measure. In setting compensation levels, the Compensation Committee compares the Company to a self-selected group of companies of comparable size, market capitalization, technological and marketing capabilities, performance and market place in which the Company competes for executives.

     In ascertaining the achieved level of performance against the targets, the effects of certain extraordinary events, as determined by the Compensation Committee, such as (i) major acquisitions and divestitures, (ii) significant one-time charges, and (iii) changes in accounting principles required by the Financial Accounting Standards Board, are "compensation neutral" for the year in which they occurred; that is, they are not taken into account in determining the degree to which the targets are met in that year.

     Stock Options. The long-term component of the Company's executive compensation program consists of stock option grants. The options generally permit the option holder to buy the number of shares of Common Stock covered by the option (an "option exercise") at a price equal to or greater than the market price of the stock at the time of grant. Thus, the options generally gain value only to the extent the stock price exceeds the option exercise price during the life of the option. Generally, a portion of the options vest over a period of time and expire no later than ten years, and in some cases five years after grant. Executives will generally be subject to limitations in selling the option stock immediately, and therefore will be incentivized to increase shareholder value.

     During fiscal 2002, the Company's Chief Executive Officer, Chief Operations Officer and Chief Financial Officer were parties to employment contracts which provided for a certain minimum annual base salary. There were no bonuses paid for fiscal 2002.

     In conclusion, the Compensation Committee believes the compensation policies and practices of the Company, as described, are fair and reasonable and are in keeping with the best interests of the Company, its employees and its shareholders.

     Submitted September 1, 2003 and signed by the members of the Compensation Committee.

Bruce F. Wesson   Srini Conjeevaram  William Skelly  Immanuel Thangaraj  Michael
                                                                      K. Reicher

                               PERFORMANCE GRAPH

     The following graph provides a comparison on a cumulative basis of the yearly percentage change over the last five fiscal years in (a) the total shareholder return on the Company's Common Stock with (b) the total return on the American Stock Exchange ("AMEX") of all domestic issuers traded on the AMEX and (c) the total return of domestic issuers having the same Standard Industrial Classification ("SIC") Industry Group Number as the Company (283-Drug Manufacturers) (the "Industry Index"). Such yearly percentage change has been measured by dividing (i) the sum of (A) the amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the price per share at the end and at the beginning of the measurement period, by (ii) the price per share at the beginning of the measurement period. The AMEX Index has been selected as the required broad equity market index. The Industry Index consists of publicly traded companies in a business similar to that of the Company. The price of each investment unit has been set at $100 on December 31, 1997 for purposes of preparing this graph.

PERFORMANCE GRAPH

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                           AMONG HALSEY DRUG COMPANY,
                      AMEX MARKET INDEX AND SIC CODE INDEX

                     ASSUMES $100 INVESTED ON JAN. 01, 1998
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 2002

COMPANY/INDEX/MARKET   12/31/1997   12/31/1998   12/31/1999   12/31/2000   12/31/2001   12/31/2002
--------------------   ----------   ----------   ----------   ----------   ----------   ----------
HALSEY DRUG CO......     100.00        88.00        60.00        44.80       124.80        59.52
SIC CODE INDEX......     100.00       141.84       136.27       177.98       152.67       117.09
AMEX MARKET INDEX...     100.00        98.64       122.98       121.47       115.87       111.25

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On March 10, 1998, the Company completed a private offering of securities (the "Galen Offering") to Galen Partners III, L.P., Galen Partners International III, L.P., Galen Employee Fund III, L.P., (collectively "Galen") and each of the purchasers listed on the signature page to a certain Debenture and Warrant Purchase Agreement (the "1998 Purchase Agreement") dated March 10, 1998 (inclusive of Galen, collectively the "Galen Investor Group"). The securities issued in the Galen Offering consisted of 5% convertible senior secured debentures (the "1998 Debentures") and common stock purchase warrants (the

"1998 Warrants"). After giving effect to the Company's issuance of additional debentures to Galen in satisfaction of interest payments under the 1998 Debentures and the 1999 Debentures described below, as well as the 2002 Debentures issued to Galen in the 2002 Debenture Offering (as further described below), an aggregate of approximately 123,302,173 shares are issuable to Galen upon conversion of outstanding convertible debentures and exercise of outstanding common stock purchase warrants issued to Galen. See "Security Ownership of Certain Beneficial Owners and Management."

     Each of Messrs. Wesson, Conjeevaram and Shroff, nominees to the Board of Directors, are designees of the Galen Investor Group pursuant to the terms of the 1998 Purchase Agreement which provides, among other things, that the Company must nominate and appoint to the Board of Directors, subject to shareholder approval, three designees of the Galen Investor Group for 2003, and two designees of the Galen Investor Group thereafter, for so long as the 1998 Debentures and 1998 Warrants remain outstanding. Each of Messrs. Wesson, Conjeevaram and Shroff is a General Partner of Galen Partners III, L.P., a member of the Galen Investor Group.

     The Company secured bridge financing from Galen and certain other lenders in the aggregate principal amount of approximately $15,277,761, funded through numerous bridge loan transactions during the period from August 15, 2001 through December 2002 (collectively, the "2001/2002 Galen Bridge Loans"). Approximately $14,770,186 in aggregate principal amount of the 2001/2002 Galen Bridge Loans was advanced by Galen with a balance of approximately $507,575 advanced by certain members of the Galen Investor Group. As part of the closing of the 2002 Debenture Offering, as defined and provided below, the Company issued 2002 Debentures to Galen in the aggregate principal amount $15,483,731 in exchange for the surrender of a like amount of principal and accrued interest then outstanding under the 10% Convertible Promissory Notes ("Convertible Notes") issued to Galen in the 2001/2002 Galen Bridge Loans. See Proposal 3 for a more detailed discussion of the 2002 Debenture Offering. Prior to the surrender of the Convertible Notes for 2002 Debentures issued in the 2002 Debenture Offering, the 2001/2002 Galen Bridge Loans accrued interest at the rate of 10% per annum and were secured by a lien on all the Company's assets. In consideration for the extension of the 2001/2002 Galen Bridge Loans, the Company issued Common Stock purchase warrants to Galen to purchase an aggregate of 6,401,029 shares of the Company's Common Stock. The warrants issued pursuant to the 2001/2002 Galen Bridge Loans have an exercise price equal to the fair market value of the Company's Common Stock on the date of issuance of such warrants and are substantially identical to those issued in the Galen Offering. The 2001/2002 Galen Bridge Loans were obtained by the Company in order to provide necessary working capital.

     Assuming the receipt of Shareholder approval to Proposals 2 and 3 of this Proxy Statement, Galen would control approximately 86.0% of the Company's voting securities (or approximately 55.5% after giving effect to the conversion of other convertible securities issued by the Company). Holders of the 1998 Debentures and the 1999 Debentures (as defined in the paragraph below) are permitted to vote on all matters submitted to a vote of shareholders, voting together with holders of common stock as one class and having such number of votes as equals the number of votes represented by the Common Stock that would be acquired upon conversion of such debentures into common stock. In addition, assuming the receipt of Shareholder approval to Proposal 3 of this Proxy Statement, holders of the 2002 Debentures, including Galen, would be permitted to vote on all matters submitted to a vote of shareholders of the Company, voting together with holders of Common Stock as one class and having such number of votes as equal the numbers of votes represented by the Common Stock that would be acquired upon conversion of the 2002 Debentures into Common Stock. Accordingly, Galen possesses sufficient voting rights to control the nomination and election of the board of directors of the Company without the need to convert its debentures into common stock.

     On May 26, 1999, the Company completed a private offering of securities for an aggregate purchase price of up to approximately $22.8 million (the "Oracle Offering"). The securities issued in the Oracle Offering consist of 5% convertible senior secured debentures (the "1999 Debentures") and common stock purchase warrants (the "1999 Warrants"). The 1999 Debentures and 1999 Warrants were issued by the Company pursuant to a certain Debenture and Warrant Purchase Agreement dated May 26, 1999 (the "1999 Purchase Agreement") by and among the Company, Oracle Strategic Partners, L.P. ("Oracle") and such other investors in the Galen Offering electing to participate in the Oracle Offering (inclusive of Oracle, collectively, the "Oracle Investor Group"). On the closing date of the Oracle Offering, the Company issued an aggregate of approximately $12,862,000 in principal amount of 1999 Debentures. In accordance with the Oracle Purchase Agreement, Oracle funded an additional $5 million investment installment on July 27, 1999. Pursuant to an agreement reached between the Company and Oracle on March 20, 2000, the final $5 million investment to be made to Oracle under the 1999 Purchase Agreement has been waived.

     The holders of the 1999 Debentures (including Oracle) are permitted to vote on all matters submitted to a vote of shareholders of the Company, voting together with holders of common stock as one class and having such number of votes as equals the number of votes represented by the common stock that would be acquired upon conversion of the 1999 Debentures into Common Stock. Accordingly, Oracle controls approximately 41.3% of the Company's voting securities without the need to convert the 1999 Debentures into Common Stock. The Oracle Purchase Agreement also provides that the Company must nominate and appoint to the Board of Directors, subject to shareholder approval, one designee of the Oracle Investor Group for so long as the 1999 Debentures and 1999 Warrants remain outstanding. Mr. Joel D. Liffmann, a current member of the Board of Directors, is a designee of the Oracle Investor Group and is a General Partner of Oracle Partners, L.P.

     On December 20, 2002, the Company completed a private offering of securities for an approximate aggregate purchase price of $26,394,000 (the "2002 Debenture Offering"). The securities issued in the 2002 Debenture Offering consisted of 5% convertible senior secured debentures (the "2002 Debentures"). The Debentures were issued by the Company pursuant to a certain Debenture Purchase Agreement dated December 20, 2002 (the "2002 Purchase Agreement") by and among the Company, Care Capital, Essex, Galen and each of the purchasers listed on the signature page thereto (collectively, the "2002 Debenture Investor Group"). Reference is made to Proposal 3 for a more detailed description of the 2002 Debenture Offering.

     The 2002 Purchase Agreement provides that the holders of the 2002 Debentures shall have the right to vote as part of a single class with all holders of the Company's Common Stock on all matters to be voted on by such stockholders. Each 2002 Debenture holder shall have such number of votes as shall equal the number of votes he would have had if such holder converted the entire outstanding principal amount of his 2002 Debenture into shares of Common Stock immediately prior to the record date relating to such vote; provided, however, that any 2002 Debentures held by Care Capital shall, for so long as they are held by Care Capital, have no voting rights. Assuming the receipt of shareholder approval to Proposal 3 of this Proxy Statement, Essex would control approximately 44.4% of the Company's voting securities (without giving effect to the conversion of other convertible securities issued by the Company).

     The 2002 Purchase Agreement also provides that each of Care Capital and Essex has the right to designate one person for nomination to be a member of the Company's Board of Directors as of the closing date of the 2002 Debenture Offering (collectively, the "Designees"). The Purchase Agreement further provides that the Designees shall be, if so requested by such Designee in his sole discretion, appointed to the Company's Executive Committee, Compensation Committee and any other Committee of the Board of Directors. Accordingly, effective as of the closing of the 2002 Purchase Agreement, the Board of Directors appointed each of Jerry Karabelas and Immanuel Thangaraj to the Company's Board of Directors. Mr. Karabelas is a General Partner of Care Capital Investments II, LP an affiliate of Care Capital, LLC. Mr. Thangaraj is a Managing Director of Essex Woodlands Health Ventures V, L.P., an affiliate of Essex. The Company has agreed to nominate and appoint to the Board of Directors, subject to shareholder approval, one designee of each of Care Capital and Essex for so long as each holds the 2002 Debentures.

     As part of the closing of the 2002 Purchase Agreement, the Company and the purchasers of the 2002 Debentures, including Care, Essex and Galen, executed a certain Debentureholders Agreement providing, among other things, that the approval of the holders of at least sixty six and two-thirds percent (66 2/3%) of the aggregate principal amount of the 2002 Debentures is required to authorize (a) any modification of the rights of the holders of the 2002 Debentures, (b) any issuance of securities of the Company which rank senior or pari passu to the 2002 Debentures, (c) any dividends or distributions on, or redemption of, any securities ranking junior in priority to the 2002 Debentures, other than dividends or distributions payable in the

Company's Common Stock or cash interest paid to individual investors in the Company's 1998 Debentures and 1999 Debentures (collectively, the "Existing Debentures"), (d) the merger or consolidation of the Company, the sale, transfer, lease or other disposition of all or substantially all the Company's consolidated assets, or the liquidation, recapitalization or reorganization of the Company, other than any such transaction where the cash, securities and/or other liquid consideration received for the voting stock of the Company in such transaction is at least four (4) times the then applicable conversion price of the 2002 Debentures, (e) any increase in the number of members comprising the Company's Board of Directors above eleven (11) members, and (f) the consummation of a strategic alliance, business combination, licensing arrangement or other corporate partnering involving the issuance by the Company of in excess of $10,000,000 in equity securities of the Company.

     The Debentureholders Agreement further provides that the holders of at least sixty six and two-thirds percent (66 2/3%) of the aggregate principal amount of the 2002 Debentures and Existing Debentures is required in order to authorize (a) any amendment to the Company's Certificate of Incorporation, (b) dividends or distributions on, or redemptions of, any securities ranking junior to the Existing Debentures, other than distributions or dividends payable in the Company's capital stock or cash interest paid to individual investors in the Existing Debentures, (c) any issuance of the Company's securities ranking senior or pari passu to the Existing Debentures, and (d) the completion of any transaction described in subsections (d), (e) and (f) in the preceding paragraph.

     As part of the closing of the 2002 Purchase Agreement, each of Galen, Oracle, Michael Reicher, the Company's former Chief Executive Officer, and Peter Clemens, the Company's Chief Financial Officer (collectively, the "Voting Agreement Parties") executed a Voting Agreement dated December 20, 2002 pursuant to which each agreed to vote all of their respective voting securities of the Company in favor of the amendments to the Company's Charter described in each of Proposals 2 and 3 of this Proxy Statement. The voting securities held by the Voting Agreement Parties represent an aggregate of approximately 69.6% of the voting rights under the Company's outstanding voting securities.

     As part of the closing of the 2002 Debenture Offering, the Company's term loan agreement (the "Watson Loan Agreement") with Watson Pharmaceuticals, Inc. ("Watson") was amended to (i) extend the maturity date of the Watson Loan Agreement from March 31, 2003 to March 31, 2006, and (ii) increase the principal amount of the Watson Loan Agreement from $17,500,000 to $21,401,331 (the "Watson Term Loan") to reflect the inclusion of approximately $3,901,331 owed by the Company to Watson under a product supply agreement between the parties. In consideration for the amendment to the Watson Loan Agreement, the Company issued to Watson a Common Stock Purchase Warrant exercisable for 10,700,665 shares of the Company's Common Stock (the "Watson Warrant"). The Watson Warrant has a term expiring December 31, 2009 and has an exercise price of $.34 per share. After giving effect to the terms of a Reserved Share Agreement (as defined and described in the paragraph below) the Watson Warrant is immediately exercisable for approximately 33.5% of the Company's Common Stock (without giving effect to the conversion of other convertible securities issued by the Company, including those issued to Galen).

     In furtherance of the completion of the 2002 Debenture Offering, each of the Company, Galen, Oracle, Care Capital, Essex and Watson executed a certain Reserved Share Waiver Agreement dated December 20, 2002 (the "Reserved Share Agreement"). Under the terms of the Reserved Share Agreement, each of Galen and Oracle authorized the release of shares previously reserved by the Company for issuance under the 1998 Debentures, 1999 Debentures, 1998 Warrants and 1999 Warrants previously issued to Galen and Oracle, in order to provide sufficient authorized and unreserved shares to permit the conversion of the 2002 Debentures issued to each of Care Capital and Essex as well as the exercise of the Watson Warrant. As a consequence, even in the absence of the approval of the amendment to the Company's Charter described in Proposal 2 to this Proxy Statement, an aggregate of 40,112,429 shares of the Company's authorized Common Stock have been reserved for issuance in the event of the conversion of the 2002 Debentures issued to each of Care Capital and Essex and in the event of Watson's exercise of the Watson Warrant.

     On December 20, 2002, as part of the completion of the 2002 Debenture Offering, the Company consummated the terms of a Warrant Recapitalization Agreement (the "Recapitalization Agreement") between the Company and certain holders of an aggregate of 8,145,736 Common Stock Purchase Warrants issued by the Company (i) pursuant to the 1998 Purchase Agreement (the "1998 Warrants"), (ii) pursuant to the 1999 Purchase Agreement (the "1999 Warrants"), and (iii) pursuant to various bridge loan transactions during the period from 1998 through 2002 (the "Bridge Loan Warrants" and collectively with the 1998 Warrants and 1999 Warrants, the "Recapitalization Warrants"). As part of the closing of the Recapitalization Agreement, the warrantholders a party thereto surrendered to the Company for cancellation the Recapitalization Warrants in exchange for the issuance of an aggregate of 5,970,083 shares of Common Stock.

     At the Company's request, on May 5, 2003, the Company received a letter executed by each of Care Capital, Galen and Essex (the "Majority 2002 Debentureholders") advising that the Majority 2002 Debentureholders would provide funding to meet the Company's 2003 capital requirements, up to an aggregate amount not to exceed $8.6 million (the "2003 Letter of Support"). The 2003 Letter of Support provides that the amount of any funding provided by the Majority 2002 Debentureholders would be reduced to the extent of any funding obtained by the Company from third-party sources during 2003. The 2003 Letter of Support further provides that the terms of any funding provided by the Majority 2002 Debentureholders would be subject to negotiation between the Company and the Majority 2002 Debentureholders at the time of any funding. In consideration for the issuance of the 2003 Letter of Support, the Company authorized the issuance of warrants to the Majority 2002 Debentureholders exercisable for an aggregate of 645,000 shares of the Company's Common Stock at an exercise price of $.34 per share (which is equivalent to the conversion price of the 2002 Debentures), subject to downward adjustment to equal the consideration per share received by the Company for its Common Stock, or the conversion/exercise price per share of the Company's Common Stock issuable under convertible securities, in a third party investment, if lower than the exercise price of the warrants.

     As of August 1, 2003, the Majority 2002 Debentureholders had advanced an aggregate of $1,800,000 to the Company under the 2003 Letter of Support to fund the Company's operating losses and capital requirements (the "Letter of Support Advances"). The Letter of Support Advances were made in accordance with the terms of 2002 Debenture Purchase Agreement resulting in the Company's issuance of 2002 Debentures in an aggregate principal amount of $28,194,199 having a maturity date of March 31, 2006. After giving effect to the Letter of Support Advances made through August 1, 2003, there remains $6,800,000 available for advance to the Company by the Majority 2002 Debentureholders under the 2003 Letter of Support. All additional advances to be made by the Majority 2002 Debentureholders under the 2003 Letter of Support will be made in accordance with the 2002 Debenture Purchase Agreement.

     Each of Oracle, Michael and Susan Weisbrot, Dennis Adams, Bernard Selz and Hemant and Varsha Shah beneficially own in excess of 5% of the Company's voting securities. (See "Security Ownership of Certain Beneficial Owners and Management"). Each of such security holders participated in the Recapitalization Agreement. Oracle surrendered 4,786,956 Recapitalization Warrants in exchange for 3,649,461 shares of Common Stock. Michael and Susan Weisbrot surrendered 557,319 Recapitalization Warrants in exchange for 405,727 shares of Common Stock. Dennis Adams surrendered 913,034 Recapitalization Warrants in exchange for 608,844 shares of Common Stock. Bernard Selz surrendered 489,765 Recapitalization Warrants in exchange for 360,243 shares of Common Stock. Hemant and Varsha Shah surrendered 741,388 Recapitalization Warrants in exchange for 497,727 shares of Common Stock.

     In addition to their participation in the Recapitalization Agreement, Michael and Susan Weisbrot and Bernard Selz surrendered their 10% Convertible Promissory Notes (issued by the Company pursuant to the 2001/2002 Galen Bridge Loans), plus accrued and unpaid interest in the aggregate amount of $40,590 and $342,454, respectively, in exchange for a 2002 Debenture in a like principal amount. Hemant and Varsha Shah surrendered their 10% Convertible Promissory Notes to the Company on December 20, 2002 for payment in full of $128,535.

VOTE REQUIRED

     Directors are elected by a plurality of the votes cast. The ten candidates receiving the highest number of votes will be elected as directors.

     Pursuant to the terms of 2002 Purchase Agreement executed in connection with the 2002 Debenture Offering, each of Galen Partners III, L.P., Galen Partners International III, L.P., Galen Employee Fund III, L.P., Oracle Strategic Partners, L.P., Michael Reicher, the Company's former Chairman and Chief Executive Officer, and Peter Clemens, the Company's Chief Financial Officer (collectively, the "Voting Agreement Parties"), have executed a certain Voting Agreement pursuant to which each has agreed to vote all of his respective voting securities of the Company in favor of the director designees of each of Care Capital and Essex, as provided in this Proposal 1. The Voting Agreement further provides that each such party will vote their respective voting securities of the Company for each of the designees to the Board of Directors of Care Capital and Essex for so long as each of Care Capital and Essex continues to be a holder of the 2002 Debentures, such determination to be made on an individual basis.

     The shares of the Company's Common Stock and shares underlying 1998 Debentures and 1999 Debentures held by the Voting Agreement Parties represent an aggregate of approximately 65.1% percent of the aggregate voting rights under the Company's outstanding voting securities.

     The Board of Directors recommends that the shareholders vote FOR each of the above nominees for Director.

                                   PROPOSAL 2

                   AMENDMENT TO CERTIFICATE OF INCORPORATION
                      TO INCREASE AUTHORIZED CAPITAL STOCK

GENERAL

     On December 17, 2002, the Board of Directors unanimously approved and recommended that the Company's shareholders consider and approve an amendment to Article THIRD of the Company's Certificate of Incorporation (the "Charter") that would increase the number of authorized shares of the Company's Common Stock from 80,000,000 shares to 350,000,000 shares. Assuming shareholder approval of this Proposal 2, after giving effect to the conversion and exercise of the Company's outstanding convertible securities, including the 2002 Debentures, the 1999 Debentures, the 1998 Debentures, Common Stock purchase warrants and shares reserved under the Company's stock option plans (assuming shareholder approval of Proposal 4 to increase the number of shares available under the 1998 Stock Option Plan), the Company would have approximately 114,357,388 shares unreserved and available for future issuance.

     As of August 1, 2003, the Company had 21,224,398 shares of Common Stock issued and outstanding. In addition to its issued and outstanding shares, as of August 1, 2003, the Company had reserved shares under its stock option plans and issued convertible securities providing for the issuance of up to an aggregate of approximately 214,418,214 shares of the Company's Common Stock. The following table describes, as of August 1, 2003, the Company's outstanding shares, the number of shares issuable upon conversion and exercise of the Company's outstanding convertible securities and shares reserved under the Company's stock option plans, and the shares remaining available for issuance (assuming shareholder approval of this Proposal 2 to increase the Company's authorized shares).

AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK.......                              350,000,000(1)
Shares of Common Stock issued and outstanding.........                 21,224,398
Shares of Common Stock issuable by the Company under
  convertible securities(2)
  - Convertible Debentures(3).........................  171,138,853
  - Common Stock Purchase Warrants(3)(4)..............   33,778,611
  - Stock Option Plans(5).............................    9,500,750
                                                        -----------
                                                        214,418,214   214,418,214
                                                                      -----------
TOTAL SHARES ISSUED AND ISSUABLE UPON CONVERSION OF
  CONVERTIBLE SECURITIES..............................                235,642,612   235,642,612
                                                                                    -----------
SHARES OF COMMON STOCK UNRESERVED AND AVAILABLE FOR
  ISSUANCE(2).........................................                              114,357,388(1)
                                                                                    ===========

---------------

(1) Assumes receipt of shareholder approval of this Proposal 2 of this Proxy Statement.

(2) Assumes receipt of shareholder approval of Proposals 2 and 3 hereof. Except for the 2002 Debentures issued to Care Capital and Essex which are convertible into the Company's Common Stock at any time following their issuance, the 2002 Debentures issued to the other investors in the 2002 Debenture Investor Group by their terms are not convertible until the receipt of shareholder approval of this Proposal 2 of this Proxy Statement.

(3) Includes an aggregate of approximately 59,060,010 additional shares of Common Stock issuable under the Company's outstanding 1998 Debentures, 1999 Debentures, 1998 Warrants, 1999 Warrants and other outstanding warrants as a result of dilution adjustments to the conversion and exercise price of such convertible securities due to the Company's issuance of the 2002 Debentures. See "Dilution Adjustments to 1998 Debentures, 1999 Debentures and Warrants" below.

(4) Includes (i) 645,000 warrants issued to Galen, Care Capital and Essex in consideration for their commitment to fund the Company's 2003 capital requirements (See "2003 Letter of Support").

(5) Gives effect to the grant of 5,500,000 stock options on August 26, 2003 under the Company's amended 1998 Stock Option Plan. See "Proposal
    4 -- Amendment to the Company's 1998 Stock Option Plan."

     The Company's Charter currently provides for 80,000,000 authorized shares. As of the date of this Proxy Statement, after giving effect to the terms of the 2002 Debenture Offering, the Company has committed to issue 155,642,612 shares of common stock in excess of its currently authorized shares pursuant to its outstanding convertible securities and stock option plans. Additionally, the 2002 Debentures issued to the 2002 Debenture Investor Group (other than Care Capital and Essex) provide that they are convertible into Common Stock following shareholder approval of the amendment to the Company's Charter to increase its authorized shares of Common Stock as provided in this Proposal 2. A description of the transactions pursuant to which the Company issued convertible securities providing for the issuance of Common Stock in excess of its currently authorized shares is set forth below under the caption "2002 Debenture Offering", "Dilution Adjustments to the 1998 Debentures, 1999 Debentures and Warrants", "Reallocated Reserved Shares; "Amendments to Term Loan Agreement with Watson Pharmaceuticals", Amendment to 1998 Stock Option Plan" and "2003 Letter of Support" below.

PURPOSE AND EFFECT OF THE PROPOSED CHARTER AMENDMENT

     The proposed increase in the authorized Common Stock has been recommended by the Board of Directors to (i) provide sufficient authorized, unissued and unreserved shares to permit the conversion of the 2002 Debentures issued pursuant to the 2002 Purchase Agreement, (ii) provide sufficient authorized, unissued and unreserved shares to permit the conversion of the 1998 Debentures, 1999 Debentures, 1998 Warrants and 1999 Warrants issued in each of the Galen Offering and Oracle Offering after giving effect to dilution adjustments provided in such convertible securities as a result of the issuance of the 2002 Debentures (the "Dilution Adjustments"), (iii) provide sufficient authorized, unissued and unreserved shares to be issued to each of Galen and Oracle upon conversion and exercise of their 1998 Debentures, 1999 Debentures, 1998 Warrants and 1999 Warrants as well as the warrants issued to Galen in the 2001/2002 Galen Bridge Loans, to the extent of 40,112,429 previously reserved shares that were reallocated from Galen and Oracle to Care Capital and Essex, for their respective 2002 Debentures, and to Watson, for the Watson Warrant, pursuant to the terms of the Reserved Share Agreement (the "Reserved Share Agreement") dated December 20, 2002 (the "Reallocated Reserved Shares"), (iv) provide sufficient authorized, unissued and unreserved shares to permit the grant of options and exercise of such options, under the Company's amended 1998 Stock Option Plan, to the extent of the increase in the shares available under the Plan from 8,100,000 shares to 12,000,000 shares (the "Option Plan Shares"), (v) provide sufficient authorized, unissued and unreserved shares to permit the exercise of the common stock purchase warrants issued to Galen, Care Capital and Essex for an aggregate of 645,000 shares (the "Commitment Warrants") in consideration for their commitment to fund the Company's 2003 capital requirements (the "2003 Letter of Support"), and (vi) assure that an adequate supply of authorized, unissued and unreserved shares is available for general corporate needs and to provide the Board the necessary flexibility to issue Common Stock in connection with acquisitions, merger transactions or financings without the expense and delay incidental to obtaining shareholder approval of any amendment to the Charter at the time of such action, except as may be required for a particular issuance by applicable law or by the rules of any stock exchange on which the Company's securities may then be listed. The additional authorized shares may be used for such purposes as raising additional capital or the financing of an acquisition or business combination, and in this respect, the Company is actively seeking additional financing through the issuance of its Common Stock or convertible securities.

     As of the date of the printing of this Proxy Statement, other than the satisfaction of the Company's obligations under the 2002 Debentures, the Dilution Adjustments, the Reallocated Reserved Shares, and the Option Plan Shares and the Commitment Warrants, the Company has no definitive commitments or agreements with any third party related to the issuance or reservation of any of the additional shares of Common Stock proposed to be authorized by the amendment to the Charter. Such shares would, however, be available for issuance without further action by the shareholders, unless required by applicable law.

     Assuming receipt of shareholder approval of this Proposal 2, Galen would control approximately 85.7% of the Company's Common Stock (without giving effect to the conversion of other convertible securities issued by the Company). In addition, Bruce F. Wesson, Srini Conjeevaram and Zubeen Shroff, nominees to continue as members of the Board of Directors, are designees of the Galen Investor Group. The Company has agreed to nominate and appoint to the Board of Directors, subject to shareholder approval, three designees of the Galen Investor Group in year 2003, and two designees of the Galen Investor Group thereafter, for so long as the 1998 Debentures issued in the Galen Offering remain outstanding.

     The additional shares of Common Stock for which authorization is sought would be identical to the shares of the Common Stock of the Company now authorized. Holders of Common Stock do not have preemptive rights to subscribe for additional securities which may be issued by the Company.

     The issuance of additional shares by the Company, whether pursuant to the conversion of the 2002 Debentures or the conversion of the 1998 Debentures and the 1999 Debentures, including the Dilution Adjustments, or otherwise, could have an effect on the potential realizable value of a shareholder's investment. In the absence of a proportionate increase in the Company's earnings and book value, an increase in the aggregate number of outstanding shares of the Company caused by the issuance of additional shares, such as those underlying the Company's outstanding convertible securities, would dilute the earnings per share and book value per share of all outstanding shares of the Company's Common Stock. If such factors were reflected in the price per share of Common Stock, the potential realizable value of a shareholder's investment could be adversely affected.

     As of August 1, 2003, the Company had issued and outstanding 21,224,398 shares of its Common Stock. Assuming the receipt of shareholder approval to this Proposal 2, the Company could issue up to 214,418,214 million shares of its Common Stock upon the conversion or exercise of the Company's outstanding convertible securities, including the 2002 Debentures, the 1998 Debentures and the 1999 Debentures (after giving effect to the Dilution Adjustments), the Reallocated Reserved Shares, the Watson Warrant, the Option Plan Shares and the Commitment Warrants and other outstanding warrants. If all of such convertible instruments were exercised, the Company would have issued and outstanding approximately 235,642,612 shares of common stock. Assuming shareholder approval of this Proposal 2, after giving effect to the Company's outstanding convertible securities, including shares underlying stock options issued pursuant to the Company's stock option plans, the Company would have approximately 114,357,388 shares unreserved and available for future issuance.

     Although the Board of Directors has no present intention of issuing additional shares for such purposes, the proposed increase in the number of authorized shares of Common Stock could enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company. Such additional shares could be issued by the Board in a public or private sale, merger or similar transaction, increasing the number of outstanding shares and thereby diluting the equity interest and voting power of a party attempting to obtain control of the Company. The increase in the authorized shares of Common Stock has not, however, been proposed for an antitakeover-related purpose and the Board of

Directors and Management have no knowledge of any current efforts to obtain control of the Company or to effect large accumulations of its Common Stock.

     The Company's Charter does not provide for cumulative voting. As a result, in order to be ensured of representation on the Board, a shareholder must control the votes of a majority of the voting securities present and voting at a shareholder's meeting at which a quorum is present. The lack of cumulative voting requires an entity seeking a takeover to acquire a substantially greater number of shares to ensure representation on the Board, than would otherwise be necessary were cumulative voting available.

     Certain provisions of the Company's by-laws could also have the effect of deterring takeover attempts because of the procedural provisions contained therein. The by-laws provide that special shareholder meetings may be called only by the President or Secretary of the Company, or by resolution of the Board of Directors. The Company's by-laws further provide that the Board of Directors has the authority to postpone any previously scheduled annual or special meeting of shareholders upon public notice given in accordance with the by-laws. In addition, except as otherwise required by law, the by-laws limit the business that may be transacted at a special meeting of shareholders to the matters specified in the notice of such special meeting.

     Neither this Proposal 2 nor Proposal 3 is part of any plan by the Company's Management to adopt a series of amendments to its Charter or by-laws so as to render the takeover of the Company more difficult. Moreover, the Company is not submitting this Proposal to enable it to frustrate any efforts by another party to acquire a controlling interest or to seek Board representation.

     The Company believes that the proposed amendment to Article THIRD of the Charter will provide several long-term advantages to the Company and its shareholders. The passage of the Proposal will enable the Company to satisfy its contractual obligations under the 2002 Purchase Agreement and the dilution adjustment provisions under each of the 1998 Purchase Agreement and 1999 Purchase Agreement. Specifically, the 2002 Purchase Agreement obligates the Company to obtain shareholder approval to this Proposal 2 as well as Proposal 3 included in this Proxy Statement. Additionally, the 1998 Debentures and the 1999 Debentures as well as the Warrants issued in each of the Galen Offering and the Oracle Offering, obligate the Company to make adjustments to the conversion price of such Debentures and Warrants in the event of the Company's issuance of Common Stock or convertible securities at a price less than the then fair market value (as defined in such agreements) of the Company's Common Stock. As the conversion price of the 2002 Debentures of $.34 per share was less than the then current fair market value of the Company's Common Stock on December 20, 2002, the date of issuance of the 2002 Debentures, the conversion and the exercise prices of the 1998 Debentures, the 1999 Debentures and the Warrants issued in each of the Galen Offering and the Oracle Offering are adjusted downward on a weighted-average basis, resulting in an increase in the number of shares issuable under such convertible securities. The Company's failure to obtain shareholder approval to this Proposal 2 in order to provide for the conversion of the 2002 Debentures and provide a sufficient number of shares of Common Stock for the Dilution Adjustments would constitute a default under each of the 2002 Purchase Agreement, the 1998 Purchase Agreement and the 1999 Purchase Agreement and would materially adversely affect the Company's financial condition.

     In the event the Company's shareholders do not approve this Proposal 2, the Company will have insufficient authorized shares to satisfy its obligations under its outstanding convertible securities.

     The approval of this Proposal 2 also will make available shares of Common Stock for issuance in contemplated equity financings and also might enable the Company to pursue acquisitions or enter into transactions which Management believes provide the potential for growth and profit. If additional authorized shares are available, transactions dependent upon the issuance of additional shares will be less likely to be undermined by delays and uncertainties occasioned by the need to obtain shareholder authorization prior to consummation of such transactions. The ability to issue shares, as deemed in the Company's best interest by the Board, will also permit the Company to avoid the expenses which are incurred in holding certain shareholders meetings.

     If Proposal 2 is adopted, the Charter will be amended to restate Article THIRD by deleting the first paragraph thereof and replacing same with the following:

          "THIRD: The amount of authorized capital stock of the Corporation shall be Three Million Five Hundred Thousand ($3,500,000) Dollars consisting of 350,000,000 shares of Common Stock, each share having a par value of $.01 per share."

2002 DEBENTURE OFFERING

     In accordance with the terms of the 2002 Purchase Agreement, on December 20, 2003 the Company issued 5% convertible senior secured debentures (the "2002 Debentures") in the aggregate principal amount of $26,394,000. The 2002 Purchase Agreement allows for the Company's issuance of up to an additional $8,606,000 in principal amount of 2002 Debentures on or before December 31, 2003, subject to the consent of Care Capital and Essex. As of August 1, 2003, the Company had issued additional 2002 Debentures to Care Capital, Essex and Galen in the aggregate principal amount of $1,800,000 reflecting advances made to the Company under the 2003 Letter of Support, leaving $6,800,000 in principal amount available for the issuance of additional 2002 Debentures under the 2002 Purchase Agreement. The 2002 Debentures are convertible into the Company's Common Stock at a conversion price of $ .34 per share. As described below under the caption "Reallocated Reserved Shares", an aggregate of 40,112,429 shares of Common Stock previously reserved for Galen and Oracle under their respective 1998 Debentures, 1999 Debentures and Warrants issued in each of the Galen Offering and Oracle Offering, and shares of Common Stock previously reserved for Galen under the 2001/2002 Galen Bridge Loans, have been reallocated to (i) Care Capital and Essex in order to permit the conversion of the 2002 Debentures issued for Care Capital and Essex, and (ii) Watson in order to provide sufficient shares for the exercise of the Watson Warrant. Accordingly, the 2002 Debentures issued to Care Capital and Essex are convertible at any time into shares of the Company's Common Stock. The remaining 2002 Debentures issued to the 2002 Debentures Investor Group are convertible into the Company's Common Stock only after receipt of shareholder approval of this Proposal 2 to amend the Company's Charter to increase the Company's authorized shares of Common Stock. Accordingly, the Company needs an additional 25,311,765 authorized shares available and reserved for issuance in order to provide for the conversion of the 2002 Debentures issued to 2002 Debenture Investor Group. The additional authorized shares made available pursuant to the Charter amendment described in this Proposal 2 will permit the Company to satisfy its obligations under the 2002 Debentures. Reference is made to Proposal 3 for a more detailed description of the terms of the 2002 Purchase Agreement and the 2002 Debentures.

DILUTION ADJUSTMENTS TO THE 1998 DEBENTURES, 1999 DEBENTURES AND WARRANTS

     On March 10, 1998, the Company consummated a private offering of securities for an aggregate purchase price of approximately $25.8 million (the "Galen Offering"). The securities issued in the Galen Offering consisted of 5% Convertible Senior Secured Debentures (the "1998 Debentures") and Common Stock Purchase Warrants (the "1998 Warrants"). The 1998 Debentures and 1998 Warrants were issued by the Company pursuant to a certain Debenture and Warrant Purchase Agreement dated March 10, 1998 (the "1998 Purchase Agreement") by and among the Company, Galen Partners III, L.P., Galen Partners International III, L.P., Galen Employee Fund III, L.P., (collectively, "Galen") and each of the purchasers listed on the signature page to the 1998 Purchase Agreement (inclusive of Galen, collectively, the "Galen Investor Group"). The 1998 Debentures had an initial conversion price of $1.404 per share, for an aggregate of up to approximately 18,376,068 shares of the Company's Common Stock. The 1998 Warrants were initially exercisable for an aggregate of approximately 5,500,084 shares of the Company's Common Stock. Of such Warrants, 2,784,250 Warrants were exercisable at $1.404 per share and the remaining 2,715,834 Warrants were exercisable at $2.279 per share. Approximately 951,938 of the 1998 Warrants were surrendered to the Company as part of the completion of the Warrant Recapitalization Agreement, leaving 4,548,146 1998 Warrants issued and outstanding to Galen.

     On May 26, 1999, the Company consummated a private offering of securities for an aggregate purchase price of approximately $22.8 million (the "Oracle Offering"). The securities issued in the Oracle Offering consisted of 5% Convertible Senior Secured Debentures (the "1999 Debentures") and Common Stock

Purchase Warrants (the "1999 Warrants"). The 1999 Debentures and 1999 Warrants were issued by the Company pursuant to a certain Debenture and Warrant Purchase Agreement dated May 26, 1999 (the "1999 Purchase Agreement") by and among the Company, Oracle Strategic Partners, L.P. ("Oracle"), Galen and each of the purchasers listed on the signature page to the 1999 Purchase Agreement (inclusive of Oracle and Galen, collectively, the "Oracle Investor Group"). The 1999 Debentures had an initial conversion price of $1.404 per share, for an aggregate of up to approximately 16,239,316 shares of the Company's Common Stock. The 1999 Warrants were initially exercisable for an aggregate of approximately 3,608,602 shares of the Company's Common Stock. Of such Warrants, 1,804,301 Warrants were exercisable at $1.404 per share and the remaining 1,804,301 Warrants were exercisable at $2.285 per share. Approximately 2,289,633 of the 1999 Warrants were surrendered to the Company as part of the completion of the Warrant Recapitalization Agreement, leaving approximately 1,318,869 1999 Warrants issued and outstanding to Galen. Accordingly, after giving effect to the Warrant Recapitalization Agreement and prior to the Company's completion of the 2002 Debenture Offering and the Dilution Adjustments described in the paragraphs below, the 1998 Debentures, the 1999 Debentures and remaining 1998 Warrants and 1999 Warrants were convertible and exercisable for an aggregate of 48,467,084 shares of the Company's Common Stock.

     Each of the 1998 Debentures, 1999 Debentures, 1998 Warrants and 1999 Warrants contain customary anti-dilution protections. Specifically, each of such convertible securities provides that in the event the Company issues shares of its Common Stock or securities convertible into Common Stock at a price less than the fair market value of the Company's Common Stock on the date of issuance (fair market value being equal to the average of the closing bid and asked price for the Company's Common Stock as reported by the Over-the-Counter Bulletin Board for the 20 trading days preceding the date of issuance), the conversion and exercise prices of the 1998 Debentures, 1999 Debentures, 1998 Warrants and 1999 Warrants are adjusted downward on a weighted-average basis. In addition, once having determined the new conversion/exercise price of such convertible securities, the holder of such convertible securities is entitled to acquire upon conversion or exercise of such instrument, the number of shares of Common Stock obtained by multiplying the conversion/exercise price in effect immediately prior to such adjustment by the number of shares of Common Stock acquirable immediately prior to such adjustments, and dividing the product thereof by the new conversion/exercise price.

     Under the terms of the 2002 Purchase Agreement, on December 20, 2002 the Company issued 2002 Debentures in the aggregate principal amount of approximately $26,394,000. The conversion price of the 2002 Debentures is $.34 per share, subject to adjustment. As part of the completion of the 2002 Debenture Offering, the Company also amended its term loan agreement with Watson Pharmaceuticals and issued to Watson a common stock purchase warrant for 10,700,665 shares (the "Watson Warrant") (see "Amendments to Term Loan Agreement with Watson Pharmaceuticals" below.) The exercise price of the Watson Warrant is $.34 per share, subject to adjustment. The fair market value of the Company's Common Stock on December 20, 2002, the date of the closing of the 2002 Purchase Agreement (as calculated in accordance with the definition of fair market value contained in the 1998 Debentures, 1999 Debentures, 1998 Warrants and 1999 Warrants), was $.99 per share. As the conversion price of the 2002 Debentures and exercise price of the Watson Warrant was less than the fair market value of the Company's Common Stock on the date of issuance of the 2002 Debentures, the dilution adjustment provisions contained in each of the 1998 Debentures, 1999 Debentures, 1998 Warrants and 1999 Warrants were triggered. As a result, the conversion price of the 1998 Debentures was reduced from $1.34 per share to $.59 per share and the conversion price of the 1999 Debentures was reduced from $1.404 per share to $.61 per share. Additionally, the exercise price of the remaining 1998 Warrants was reduced from $1.34 per share to $.59 per share and from $2.16 per share to $.95 per share. The conversion price of the 1999 Warrants was reduced from $1.404 per share to $.61 per share and from $2.285 per share to $1.00 per share. After giving effect to the Dilution Adjustments, the number of shares issuable upon conversion of the 1998 Debentures and 1999 Debentures has been increased by 48,725,784 shares of Common Stock, from 37,059,059 to 85,784,841 shares. In addition, the number of shares issuable upon exercise of the remaining 1998 Warrants and 1999 Warrants has been increased by 8,229,996 shares, from 5,867,013 shares to 14,097,009 shares. Accordingly, the Company needs an additional 56,955,780 authorized shares available for issuance upon conversion of the 1998 Debentures, 1999 Debentures, 1998 Warrants and 1999 Warrants, after giving effect to the Dilution Adjustments. The additional authorized shares made available pursuant to the Charter Amendment described in this Proposal 2 will permit the Company to satisfy its obligations under such convertible securities.

REALLOCATED RESERVED SHARES

     As part of the completion of the 2002 Debenture Offering, the Company is a party to a Reserved Share Waiver Agreement dated December 20, 2002 (the "Reserved Share Agreement") with Care Capital, Essex, Watson, Galen and Oracle. The Reserved Share Agreement provides for a proportional reallocation of shares of Common Stock previously reserved for issuance by the Company to each of Galen and Oracle under their respective 1998 Debentures, 1999 Debentures, 1998 Warrants and 1999 Warrants, and shares of Common Stock previously reserved for issuance by the Company to Galen under Warrants issued to Galen under the 2001/2002 Galen Bridge Loans, in favor of Care Capital, Essex and Watson. Specifically, the Company, Galen and Oracle have agreed to reallocate an aggregate of 40,112,429 shares of Common Stock previously reserved for Galen and Oracle under their respective convertible securities in order to provide sufficient reserved shares to provide for the conversion of the 2002 Debentures issued to each of Care Capital and Essex, and sufficient reserved shares to provide for the exercise of the Watson Warrant by Watson (as described below in the caption "Amendments to Term Loan Agreement with Watson Pharmaceuticals").

     Of the aggregate of 40,112,429 shares which have been reallocated from Galen and Oracle to be reserved for the convertible securities issued to Care Capital, Essex and Watson, 14,705,882 shares are reserved for each of Care Capital and Essex and 10,700,665 shares are reserved for Watson. Accordingly, the Company needs an additional 40,112,429 authorized shares available for issuance to be reserved in favor of Galen and Oracle under their respective convertible securities to replenish the shares previously reserved for such purpose and which have been reallocated in favor of Care Capital, Essex and Watson pursuant to the terms of the Reserved Share Agreement. The additional authorized shares made available pursuant to the Charter Amendment described in this Proposal 2 will permit the Company to satisfy its obligations to reserve the shares issuable under the outstanding convertible securities issued to Galen and Oracle.

AMENDMENTS TO TERM LOAN AGREEMENT WITH WATSON PHARMACEUTICALS

     The Company is a party to a term loan agreement with Watson Pharmaceuticals, Inc. ("Watson") dated March 29, 2000, pursuant to which Watson made a term loan to the Company in the initial principal amount of $17,500,000 (the "Watson Loan Agreement"). Amounts outstanding under the Watson Loan Agreement (the "Watson Term Loan") are secured by a first lien on all of the Company's assets, senior to the lien securing all other Company indebtedness. As a condition to the completion of the 2002 Debenture Offering, the Watson Loan Agreement was amended to (i) extend the maturity date of the Watson Loan Agreement from March 31, 2003 to March 31, 2006, and (ii) increase the principal amount of the Watson Term Loan from $17,500,000 to $21,401,331, to reflect the inclusion of approximately $3,901,331 owed by the Company to Watson under a product supply agreement between the parties. In consideration for the amendment to Watson Loan Agreement, the Company issued to Watson a Common Stock Purchase Warrant exercisable for 10,700,665 shares of the Company's Common Stock (the "Watson Warrant"). The Watson Warrant has a term expiring December 31, 2009 and has an exercise price of $.34 per share.

     As described above under the caption "Reallocated Reserved Shares", Watson is a party to the Reserved Share Agreement pursuant to which the Company, Galen and Oracle have reallocated shares of Common Stock previously reserved for issuance to Galen and Oracle under their respective convertible securities in order to provide sufficient reserved shares available for issuance to Watson upon the exercise of the Watson Warrant. The additional authorized shares made available pursuant to the Charter Amendment described in this Proposal 2 will permit the Company to replenish the 10,700,665 shares previously reserved for Galen and Oracle for issuance upon their respective convertible securities, and which has been reallocated to Watson for the Watson Warrant under the Reserved Share Agreement, and otherwise comply with the Company's obligations to reserve sufficient shares for issuance under the convertible securities issued to Galen and Oracle.

AMENDMENT TO 1998 STOCK OPTION PLAN

     On August 26, 2003, the Board of Directors of the Company amended the Company's 1998 Stock Option Plan (the "1998 Plan"), to increase the number of shares available for the grant of options under the 1998 Plan from 8,100,000 shares to 12,000,000 shares. Reference is made to "Proposal 4 -- Amendment to the Company's 1998 Stock Option Plan" for a description of the terms of the 1998 Plan and the proposed amendment. Subject to shareholder approval of this Proposal 2 and Proposal 4, effective August 26, 2003, the Stock Option Committee of the Board of Directors granted stock options exercisable for an aggregate of 5,500,000 shares of Common Stock. Of such stock options, 478,210 are in excess of the current 8,100,000 shares available for grant under the 1998 Stock Option Plan (the "Excess Stock Option Grants"). In the event shareholders do not approve Proposals 2 and 4, the Excess Stock Option Grants will be cancelled. The additional shares made available pursuant to the Charter Amendment described in this Proposal 2 will permit the Company to provide sufficient reserved shares for issuance upon the exercise of the Excess Stock Option Grants as well as provide up to an additional 3,421,790 shares for the award of stock options in the future under the 1998 Plan.

2003 LETTER OF SUPPORT

     At the Company's request, on May 5, 2003, the Company received a letter executed by each of Care Capital, Galen and Essex (the "Majority 2002 Debentureholders") advising that the Majority 2002 Debentureholders would provide funding to meet the Company's 2003 capital requirements, up to an aggregate amount not to exceed $8.6 million (the "2003 Letter of Support"). The 2003 Letter of Support provides that the amount of any funding provided by the Majority 2002 Debentureholders would be reduced to the extent of any funding obtained by the Company from third-party sources during 2003. The 2003 Letter of Support further provides that the terms of any funding provided by the Majority 2002 Debentureholders would be subject to negotiation between the Company and the Majority 2002 Debentureholders at the time of any funding. In consideration for the issuance of the 2003 Letter of Support, the Company authorized the issuance of warrants to the Majority 2002 Debentureholders exercisable for an aggregate of 645,000 shares of the Company's Common Stock (the "Commitment Warrants") at an exercise price of $.34 per share (which is equivalent to the conversion price of the 2002 Debentures), subject to downward adjustment to equal the consideration per share received by the Company for its Common Stock, or the conversion/exercise price per share of the Company's Common Stock issuable under convertible securities, in a third part investment if lower than the exercise price of the warrants.

     As of August 1, 2003, the Majority 2002 Debentureholders had advanced an aggregate of $1,800,000 to the Company under the 2003 Letter of Support to fund the Company's operating losses and capital requirements (the "Letter of Support Advances"). The Letter of Support Advances were made in accordance with the terms of 2002 Debenture Purchase Agreement resulting in the Company's issuance of 2002 Debentures in an aggregate principal amount of $28,194,000 having a maturity date of March 31, 2006. After giving effect to the 2003 Letter of Support Advances made through August 1, 2003, there remains $6,800,000 available for advance to the Company by the Majority 2002 Debentureholders under the 2003 Letter of Support. All additional advances to be made by the Majority 2002 Debentureholders under the 2003 Letter of Support will be made in accordance with the 2002 Debenture Purchase Agreement.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock is required to approve this Proposal 2 to authorize an amendment to the Company's Charter to increase the Company's authorized capital stock from 80,000,000 shares to 350,000,000 shares of Common Stock.

     Pursuant to the terms of the 2002 Purchase Agreement executed in connection with the 2002 Debenture Offering, each of Galen Partners III, L.P., Galen Partners International III, L.P., Galen Employee Fund III, L.P., Oracle Strategic Partners, L.P., Michael Reicher, the Company's former President and Chief Executive Officer, and Peter Clemens, the Company's Chief Financial Officer (collectively, the "Voting Agreement Parties"), have executed a certain Voting Agreement pursuant to which each has agreed to vote all of their respective voting securities of the Company in favor of this Proposal 2. The voting securities held by the Voting Agreement Parties represents an aggregate of approximately 65.1% of the voting rights under the Company's outstanding voting securities.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the shareholders vote FOR the proposed amendment to the Charter to increase the authorized capital stock of the Company.

                                   PROPOSAL 3

           AMENDMENT TO CERTIFICATE OF INCORPORATION GRANTING VOTING RIGHTS TO HOLDERS OF CONVERTIBLE SENIOR SECURED DEBENTURES

GENERAL

     On December 20, 2002, the Company consummated a private offering of securities for an aggregate purchase price of $26,394,000 (the "2002 Debenture Offering"). The securities issued in the 2002 Debenture Offering consist of 5% convertible senior secured debentures (the "2002 Debentures"). The 2002 Debentures were issued by the Company pursuant to a certain Debenture Purchase Agreement dated December 20, 2002 (the "2002 Purchase Agreement") by and among the Company, Care Capital Investments II, LP ("Care Capital"), Essex Woodlands Health Ventures V, L.P. ("Essex"), Galen Partners III, L.P., and the other investors listed on the signature page to the 2002 Purchase Agreement (collectively, the "2002 Debenture Investor Group"). The 2002 Purchase Agreement provides for the Company's issuance of up to an aggregate of $35,000,000 in principal amount of 2002 Debentures (or an additional $8,606,000 in principal amount of 2002 Debentures) at any time prior to January 1, 2004, subject to the consent of each of Care Capital and Essex. Since the initial closing of the 2002 Debenture Offering on December 20, 2002, as of August 1, 2003 the Company had issued additional 2002 Debentures in the aggregate principal amount of $1,800,000 to Care Capital, Essex and Galen for advances made by such parties to the Company under the 2003 Letter of Support. (See "Proposal 2 -- 2003 Letter of Support"). The 2002 Debentures were issued at par and will become due and payable as to principal on March 31, 2006. Interest on the principal amount of the 2002 Debentures, at the rate of 5% per annum, is payable on a quarterly basis. With the exception of the 2002 Debentures issued to Care Capital, interest will be paid by the Company's issuance of a debenture instrument substantially identical to the 2002 Debentures issued in the 2002 Debenture Offering, in the principal amount equal to the accrued interest for each quarterly period (the "Interest Debentures"). The 2002 Debentures issued to Care Capital provide that fifty percent (50%) of the interest payments under such 2002 Debentures will be satisfied in cash with the balance satisfied by the Company's issuance of Interest Debentures. See "Description of the 2002 Purchase Agreement and the 2002 Debentures" below for a more detailed discussion of the funding of the 2002 Debenture Offering.

     The 2002 Debentures issued to each of Care Capital and Essex are convertible at any time after issuance into shares of the Company's Common Stock. Care Capital and Essex are parties to a certain Reserved Share Agreement dated December 20, 2002 with the Company, Galen Partners, III L.P., Galen Partners International III, L.P. and Galen Employee Fund III, L.P. (collectively, "Galen"), and Oracle Strategic Partners, L.P. ("Oracle") pursuant to which Oracle and Galen have reallocated shares of Common Stock previously reserved for issuance under convertible securities issued to each of Galen and Oracle in order to provide sufficient reserved shares available for issuance upon the conversion of the 2002 Debentures issued to Care Capital and Essex. The 2002 Debentures issued to Galen and the other investors in the 2002 Debenture Investor Group (excluding Care Capital and Essex) are convertible any time after the receipt of shareholder approval of the amendment to the Company's Charter to increase its authorized shares as provided in Proposal 2 of this Proxy Statement, from 80,000,000 shares to 350,000,000 shares. Subject to the foregoing, the 2002 Debentures are convertible into shares of the Company's Common Stock at a price per share (the "Conversion Price") of $ .34. Until such time as the Company completes a Subsequent Material Offering (as defined below), the Conversion Price is subject to adjustment, from time to time, to equal the consideration per share received by the Company for its Common Stock or the conversion/exercise price per share of the Company's Common Stock issuable under the rights or options for the purchase of, or stock or other securities convertible into, Common Stock ("Convertible Securities"), if lower than the then applicable Conversion Price. Following the Company's completion of a subsequent Material Offering, the Conversion Price is subject to adjustment from time to time on a weighted-average dilution basis. A "Subsequent Material Offering" is the grant or issuance of Common Stock or convertible securities by the Company during any six month period for an aggregate gross consideration of at least $10,000,000.

     The Interest Debentures issuable to Care Capital and Essex are convertible at any time after their issuance into shares of the Company's Common Stock. The Interest Debentures issuable to the remaining investors in the 2002 Debenture Investor Group are convertible at any time after the receipt of shareholder approval to the Company's Charter Amendment to increase the number of the Company's authorized shares from 80,000,000 shares to 350,000,000 shares. The conversion price of the Interest Debentures is the average of the closing bid and asked prices of the Company's Common Stock for the twenty (20) trading days immediately preceding the applicable interest payment date under the 2002 Debentures, as reported by the Over-the-Counter Bulletin Board.

     Assuming the receipt of shareholder approval to amend the Company's Charter as provided in Proposal 2 of this Proxy Statement and the conversion of all 2002 Debentures issued through August 1, 2003 at the initial Conversion Price of $ ..34 per share, the 2002 Debentures are convertible into an aggregate of approximately 82,924,115 shares of the Company's Common Stock.

     The 2002 Purchase Agreement provides that the holders of the 2002 Debentures shall have the right to vote as part of a single class with all holders of the Company's Common Stock on all matters to be voted on by such shareholders, subject to the approval of the Company's shareholders to amend the Company's Charter pursuant to this Proposal 3. The 2002 Purchase Agreement also provides for the execution of a certain Debentureholders Agreement which provides, among other items, that the holders of the 2002 Debentures have veto rights relating to certain specified material Company transactions. (See "Additional Terms of the 2002 Purchase Agreement and the 2002
Debentures -- Debentureholders Agreement" below). In addition, each of Care Capital and Essex has the right to designate for nomination one person to be a member of the Company's Board of Directors. (See "Proposal 1 -- Election of Directors"). The terms and provisions of the 2002 Debenture Offering, the 2002 Purchase Agreement and the 2002 Debentures are more specifically set forth below under the caption "Description of the 2002 Purchase Agreement and 2002 Debentures."

     Section 518 of the New York Business Corporation Law permits a corporation to confer upon the holders of debentures the power to vote in respect of the corporate affairs and management of the corporation to the extent provided in its Certificate of Incorporation. Under the present Charter of the Company, voting rights are conferred upon the holders of the Company's Common Stock and the holders of the Company's 1998 Debentures due March 31, 2006 issued to the Galen Investor Group pursuant to the 1998 Purchase Agreement and to the holders of the Company's 1999 Debentures due March 31, 2006 issued to the Oracle Investor Group pursuant to the 1999 Purchase Agreement. In the event this Proposal 3 is approved, the holders of the 2002 Debentures will have voting rights equivalent to those associated with the ownership of the Company's Common Stock.

DESCRIPTION OF THE 2002 PURCHASE AGREEMENT AND THE 2002 DEBENTURES

     The 2002 Purchase Agreement provides that the holders of the 2002 Debentures shall have the right to vote as part of a single class with all holders of the Company's Common Stock on all matters to be voted on by such stockholders; provided, however, that any 2002 Debentures held by Care Capital shall, for so long as they are held by Care Capital, have no voting rights. Each 2002 Debenture holder (other than Care Capital) shall have such number of votes as shall equal the number of votes he would have had if such holder converted the entire outstanding principal amount of his 2002 Debenture into shares of Common Stock immediately prior to the record date relating to such vote. In order to provide for such "as-converted" voting rights, the Company is obligated under the 2002 Purchase Agreement to solicit shareholder approval to amend its Certificate of Incorporation (the "Charter") to provide for such voting rights for the 2002 Debentures. In addition, the 2002

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

Purchase Agreement obligates the Company to solicit shareholder approval to amend its Charter to increase its authorized shares from 80,000,000 to 350,000,000 shares in order to provide sufficient authorized shares to permit the conversion of the 2002 Debentures and the exercise and conversion of the Company's other outstanding Convertible Securities. The amendment to the Company's Charter to increase the Company's authorized shares is set forth in Proposal 2 of this Proxy Statement.

     Of the $28,194,199 invested through August 1, 2003 pursuant to the 2002 Purchase Agreement (including advances made by Care Capital, Essex and Galen under the 2003 Letter of Support), approximately $15,894,000 of the 2002 Debentures were issued in exchange for the surrender of a like amount of principal and accrued interest outstanding under the Company's 10% convertible notes issued pursuant to the working capital bridge loan transactions funded by Galen and certain other lenders during the period from August 15, 2001 through December 2002 (the "2001/2002 Galen Bridge Loans"). See "Proposal 1 -- Election of Directors -- Certain Relationships and Related Transactions" for a description of the 2001/2002 Galen Bridge Loans.

     The 2002 Purchase Agreement provides that each of Care Capital and Essex has the right to designate for nomination one person to be a member of the Company's Board of Directors as of the closing date of the 2002 Debenture Offering. The Board of Directors has appointed Jerry Karabelas, the designee of Care Capital, and Immanuel Thangaraj, the designee of Essex, to the Company's Board of Directors. The 2002 Purchase Agreement provides that the Company will nominate and appoint to the Board of Directors, subject to shareholder approval, one designee of each of Care Capital and Essex for so long as each owns any 2002 Debentures, such determination to be made on an individual basis.

ADDITIONAL TERMS OF THE 2002 PURCHASE AGREEMENT AND 2002 DEBENTURES

  DEBENTUREHOLDERS AGREEMENT

     As part of the closing of the 2002 Purchase Agreement, the Company and the purchasers of the 2002 Debentures executed a certain Debentureholders Agreement providing, among other things, that the approval of the holders of at least sixty six and two-thirds percent (66 2/3%) of the aggregate principal amount of the 2002 Debentures is required to authorize (a) any modification of the rights of the holders of the 2002 Debentures, (b) any issuance of securities of the Company which rank senior or pari passu to the 2002 Debentures, (c) any dividends or distributions on, or redemption of, any securities ranking junior in priority to the 2002 Debentures, other than dividends or distributions payable in the Company's Common Stock or cash interest paid to individual investors in the Company's 1998 Debentures and 1999 Debentures (collectively, the "Existing Debentures"), (d) the merger or consolidation of the Company, the sale, transfer, lease or other disposition of all or substantially all the Company's consolidated assets, or the liquidation, recapitalization or reorganization of the Company, other than any such transaction where the cash, securities and/or other liquid consideration received for the voting stock of the Company in such transaction is at least four (4) times the then applicable conversion price of the 2002 Debentures, (e) any increase in the number of members comprising the Company's Board of Directors above eleven (11) members, and (f) the consummation of a strategic alliance, business combination, licensing arrangement or other corporate partnering involving the issuance by the Company of in excess of $10,000,000 in equity securities of the Company.

     The Debentureholders Agreement further provides that the holders of at least sixty six and two-thirds percent (66 2/3%) of the aggregate principal amount of the 2002 Debentures and Existing Debentures is required in order to authorize (a) any amendment to the Company's Certificate of Incorporation, (b) dividends or distributions on, or redemptions of, any securities ranking junior to the Existing Debentures, other than distributions or dividends payable in the Company's capital stock or cash interest paid to individual investors in the Existing Debentures, (c) any issuance of the Company's securities ranking senior or pari passu to the Existing Debentures, and (d) the completion of any transaction described in subsections (d), (e) and (f) in the preceding paragraph.

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

  VOTING AGREEMENT

     The Company is obligated under the 2002 Purchase Agreement to solicit shareholder approval to amend its Charter to (i) provide the holders of the 2002 Debentures with "as converted" voting rights; and (ii) to increase its authorized shares of Common Stock from 80,000,000 to 350,000,000 shares (the "Charter Amendments"). In this regard, as part of the closing of the 2002 Purchase Agreement, each of Galen Partners III, L.P., Galen Partners International III, L.P., Galen Employee Fund III, L.P., Oracle Strategic Partners, L.P., Michael Reicher, the Company's former President and Chief Executive Officer, and Peter Clemens, the Company's Chief Financial Officer (collectively, the "Voting Agreement Parties") executed a Voting Agreement dated December 20, 2002 pursuant to which each agreed to vote all of his/its respective voting securities of the Company (i) in favor of the Charter Amendments, and (ii) in favor of one designee of each of Care Capital and Essex to the Company's Board of Directors. The voting securities held by the Voting Agreement Parties represents an aggregate of approximately 65.1% of the voting rights under the Company's outstanding voting securities.

  RIGHT OF FIRST REFUSAL

     The 2002 Purchase Agreement provides the holders of the 2002 Debentures and the holders of shares of Common Stock issued upon conversion of the 2002 Debentures (provided the 2002 Debentures remain outstanding and the shares received upon conversion have not been sold, transferred or otherwise disposed
of), as well as the holders of the 1998 Debentures with a right of first refusal relating to any subsequent issuance, sale or exchange of any shares of the Company's Common Stock or convertible securities, exclusive of certain excluded securities and offerings in an amount less than $200,000.

  SECURED DEBT

     The 2002 Debentures are secured by a lien on all assets of the Company, tangible and intangible. In addition, each of Houba, Inc. and Axiom Pharmaceutical Corporation, each a wholly-owned subsidiary of the Company, has executed in favor of the 2002 Debenture Investor Group an Unconditional Agreement of Guaranty of the Company's obligations under the 2002 Purchase Agreement. Each Guaranty is secured by all assets of such subsidiary, and, in the case of Houba, Inc., by a mortgage lien on its real estate. In addition, the Company has pledged the stock of each such subsidiary to the 2002 Debenture Investor Group to further secure its obligations under the 2002 Purchase Agreement.

     In accordance with the terms of a Subordination Agreement dated December 20, 2002 between the Company, the holders of the 2002 Debentures, the holders of the Existing Debentures and Watson, the liens on the Company's and its Subsidiaries' assets as well as the payment priority of the 2002 Debentures are
(i) subordinate to the Company's lien and payment obligations in favor of Watson under the Watson Loan Agreement, and (ii) senior to the Company's lien and payment obligations in favor of the holders of the Existing Debentures in the aggregate principal amount of approximately $52,330,042. In addition to the subordination of the liens and the payment priority of the Existing Debentures in favor of the 2002 Debentures issued in the 2002 Debenture Offering, as part of the completion of the 2002 Debenture Offering, each of the holders of the Existing Debentures agreed to extend the maturity date of the Existing Debentures from March 15, 2003 to March 31, 2006.

  CONVERSION OF DEBENTURES AT COMPANY'S OPTION

     Provided that no event of default relating to a failure to pay principal and interest under the 2002 Debentures shall exist and then be continuing, in the event that following December 20, 2005, (i) the average of the closing bid and asked prices per share of the Company's Common Stock, as reported by the OTC Bulletin Board (or the closing price per share as reported by the NASDAQ National Market or any Exchange on which the shares may then be traded) exceeds the product of (x) the then applicable Conversion Price of the 2002 Debentures, multiplied by (y) four (4), for each of the twenty (20) consecutive trading days during which the average daily trading volume for such twenty (20) trading day period is at least one million dollars ($1,000,000), or (ii) the Company shall have obtained the written consent of the holders of 75% of the

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

principal amount of the 2002 Debentures then outstanding to convert the 2002 Debentures into Common Stock, then the Company may upon written notice to the holders of the 2002 Debentures require that all, but not less than all, of the outstanding principal amount of the 2002 Debentures be converted into shares of the Company's Common Stock at a price per share equal to the Conversion Price of the 2002 Debentures (as such Conversion Price may be adjusted pursuant to the terms of the 2002 Purchase Agreement).

  REGISTRATION RIGHTS

     The Company executed in favor of the holders of the 2002 Debentures, the holders of the Existing Debentures, the holders of shares received in the Warrant Recapitalization Agreement (as described below under the caption "Warrant Recapitalization") and Watson, a Registration Rights Agreement dated December 20, 2002 (the "Registration Rights Agreement") providing for (i) the termination of the registration rights granted to the holders of the Existing Debentures under the 1998 Purchase Agreement and the 1999 Purchase Agreement,
(ii) the termination of registration rights granted to Galen relating to the common stock purchase warrants issued to Galen in consideration for various bridge loans to the Company (the "Galen Warrants"), and (iii) the grant of registration rights to Watson, the holders of the 2002 Debentures, the holders of the Existing Debentures, the holders of shares of common stock received pursuant to the Warrant Recapitalization Agreement (the "Warrant Recap Shares") and Galen as holder of the Galen Warrants, to register under the Securities Act of 1933, as amended, the Warrant Recap Shares, the shares issuable on exercise of the Watson Warrant and the Galen Warrants, and the shares issuable on conversion of the 2002 Debentures and the Existing Debentures (collectively, the "Registrable Securities"). The Registration Rights Agreement provides each of Galen and Watson with two (2) demand registrations on Form S-1 (or any successor form) and the holders of 20% of the Registrable Securities with one (1) demand registration on Form S-1 (or any successor form). The Registration Rights Agreement also provides such parties with unlimited piggyback registration rights.

  OTHER TERMS

     The 2002 Purchase Agreement contains other customary terms and provisions, including, without limitation, customary representations and warranties, affirmative covenants, negative covenants and requirements for the provision of certain financial information during the term that the 2002 Debentures remain outstanding, all of which are customary for the type of securities issued in the 2002 Debenture Offering.

  WATSON LOAN AGREEMENT AMENDMENTS

     As part of the closing of the 2002 Debenture Offering, the Company's $17,500,000 term loan agreement with Watson (the "Watson Loan Agreement ") was amended to (i) extend the maturity date of the Watson Loan Agreement from March 31, 2003 to March 31, 2006, (ii) increase the rate of interest from prime plus two percent (2%) to prime plus four and one-half percent (4 1/2%), and (iii) increase the principal amount of the Watson Term Loan from $17,500,000 to $21,401,331 to reflect the inclusion of approximately $3,901,331 owed by the Company to Watson under a product supply agreement between the parties.

     In consideration for the amendment to the Watson Loan Agreement, the Company issued to Watson a Common Stock Purchase Warrant exercisable for 10,700,665 shares of the Company's Common Stock (the "Watson Warrant"). The Watson Warrant has a term expiring December 31, 2009 and has an exercise price of $.34 per share. Watson is also a party to the Registration Rights Agreement described above under the caption "Registration Rights".

  WARRANT RECAPITALIZATION

     As part of the completion of the transactions contemplated in the 2002 Purchase Agreement, the Company consummated the terms of a Warrant Recapitalization Agreement dated December 20, 2002 (the "Warrant Recapitalization Agreement") between the Company and certain holders of an aggregate of 8,145,736 Common Stock Purchase Warrants issued by the Company (i) pursuant to the 1998 Purchase Agreement (the "1998 Warrants"), (ii) pursuant to the 1999 Purchase Agreement (the "1999 Warrants"),

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

and (iii) pursuant to various bridge loan transactions during the period from 1998 through 2002 (the "Bridge Loan Warrants" and collectively with the 1998 Warrants and 1999 Warrants, the "Recapitalization Warrants"). As part of the closing of the Warrant Recapitalization Agreement, the warrantholders a party thereto surrendered to the Company for cancellation the Recapitalization Warrants in exchange for the issuance of an aggregate of 5,970,083 shares of Common Stock.

THE PROPOSED AMENDMENT

     It is proposed that the Company's Charter be amended to grant voting rights to the holders of the 2002 Debentures, except for those 2002 Debentures held by Care Capital which, for so long as they are held by Care Capital, have no voting rights. The proposed amendment provides that the holders of the 2002 Debentures (except Care Capital) will be entitled to vote on all matters submitted to a vote of the shareholders of the Company, voting together with the holders of the Company's Common Stock (and of any other shares of capital stock or securities of the Company entitled to vote at a meeting of the shareholders) as one class. Each holder of a 2002 Debenture will be entitled to a number of votes equal to the number of votes represented by the Common Stock of the Company that could then be acquired upon conversion of the 2002 Debentures into Common Stock, subject to adjustments as provided in the 2002 Debentures. Holders of the 2002 Debentures will be deemed to be shareholders of the Company, and the 2002 Debentures will be deemed to be shares of stock for the purpose of any provision of the New York Business Corporation Law that requires the vote of shareholders as a prerequisite for any corporate action.

     The net proceeds of the 2002 Debenture Offering, in large part, will be used to provide the Company with a necessary source of working capital and to fund capital improvements and research and development expenses relating to the commercialization of the Company's opiate synthesis technologies.

     On September 26, 2002, the Board of Directors of the Company formed an Independent Committee of the Board (the "Independent Committee") for the purpose of evaluating the capital raising activity of the Company with the intent of seeing that those efforts were reasonable and unbiased and that all alternatives were considered in the process. The Independent Committee consisted of Mr. Sumner, Chairman, and Messrs. Alan Smith, William Skelly and Joel Liffmann. The Independent Committee met formally on seven occasions during the period of its formation on September 26, 2002 through December 16, 2002, and, in addition, Independent Committee members had numerous other detailed discussions with each other and with the Company's Chief Financial Officer and other members of Management and with the Independent Committee special legal counsel in connection with the capital raising efforts of the Company and, in particular, the 2002 Debenture Offering. On December 16, 2002, the Independent Committee delivered a resolution to the Board of Directors of the Company in which it concluded that the 2002 Debenture Offering was fair from a financial point of view to the public stockholders of the Company, other than Essex, Care Capital and Galen and the other investors in the 2002 Debenture Offering, and that the capital raising efforts of the Company had been reasonable and unbiased and that all reasonable alternatives were considered in the process. Accordingly, the Independent Committee recommended to the Board that the Board approve and authorize the 2002 Debenture Offering, including the Conversion Price of the 2002 Debentures.

     At a meeting of the Board of Directors of the Company held on December 17, 2002, the Board of Directors considered the recommendation of the Independent Committee and, after concluding that the Conversion Price of the 2002 Debentures represented fair value and that the terms and provisions of the 2002 Debenture Offering were reasonable and the completion of the 2002 Debenture Offering would permit the Company to satisfy its current liabilities and continue its operations in an effort to enhance shareholder value, the Board of Directors unanimously approved the terms of the 2002 Debenture Offering. Messrs. Wesson, Conjeevaram, Shroff, the directors designee of Galen, abstained from the vote as Galen was an investor in the 2002 Debenture Investor Group. Mr. Joel Liffmann, the director designee of Oracle, abstained from that portion of the vote relating to the Warrant Recapitalization Agreement as Oracle was a participant in such Agreement.

     Assuming receipt of shareholder approval of this Proposal 3 and Proposal 2 of this Proxy Statement, Galen, Oracle, Care Capital and Essex would control approximately 86.0%, 56.9%, 44.0%, and 44.4%,

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respectively, of the Company's Common Stock (approximately 55.5%, 10.1%, 7.3%, and 7.4%, respectively, after giving effect to the conversion of all other outstanding convertible securities of the Company).

     The structure and the terms of the 2002 Purchase Agreement and the 2002 Debentures were negotiated at arms length by representatives of the Company, Care Capital and Essex. The requirement to provide the holders with voting rights on all matters submitted to a vote of shareholders of the Company was a necessary component to obtain the investment from the 2002 Investor Group. The terms of the 2002 Purchase Agreement provide that in the event the Company fails to obtain shareholder approval to increase its authorized capital stock as described in Proposal 2 or to provide the holders of the 2002 Debentures with the right to vote on all matters submitted to a vote of the shareholders of the Company as provided in this Proposal, the holders of 66 2/3 percent of the principal amount of the 2002 Debentures may declare the Company in default under the 2002 Purchase Agreement, resulting in the possible acceleration of the indebtedness evidenced by the 2002 Debentures. Failure to comply with the terms of the 2002 Purchase Agreement and the 2002 Debentures, including the failure to obtain shareholder approval to this Proposal and Proposal 2, would materially adversely affect the Company's business, financial condition and results of operations.

     Prior to the 2002 Debenture Offering, each of Care Capital and Essex was unaffiliated with the Company.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of the Common Stock of the Company is required to approve this Proposal 3 to authorize an amendment to the Company's Charter to provide voting rights to the holders of the 2002 Debentures.

     Pursuant to the terms of the 2002 Purchase Agreement executed in connection with the 2002 Debenture Offering, each of Galen Partners III L.P., Galen Partners International III, L.P., Galen Employee Fund III, L.P., Oracle Strategic Partners, L.P., Michael Reicher, the Company's former President and Chief Executive Officer, and Peter Clemens, the Company's Chief Financial Officer (collectively, the "Voting Agreement Parties") have executed a Voting Agreement pursuant to which each has agreed to vote all of their respective voting securities of the Company in favor of this Proposal 3. The voting securities held by the Voting Agreement Parties represents an aggregate of approximately 65.1% of the voting rights under the Company's outstanding voting securities.

     If this Proposal 3 is adopted, the Company's Charter will be amended to restate Article THIRD by deleting the second paragraph thereof and replacing the same with the following:

     "The holders of (i) the Corporation's 5% Convertible Senior Secured Debentures due March 31, 2006 issued pursuant to that certain Debenture and Warrant Purchase Agreement dated March 10, 1998 between the Corporation, Galen Partners III, L.P., Galen Partners International III, L.P., Galen Employee Fund, III, L.P., and each of the other signatories thereto, as amended pursuant to that certain Amendment to Debenture and Warrant Purchase Agreement dated December 20, 2002 between the Corporation, Galen Partners III, L.P. and each of the other signatories thereto (the "1998 Debentures"), (ii) the Corporation's 5% Convertible Senior Secured Debentures due March 31, 2006 issued pursuant to that certain Debenture and Warrant Purchase Agreement dated May 26, 1999 between the Corporation, Oracle Strategic Partners, L.P. and each of the other signatories thereto, as amended pursuant to that certain Amendment to Debenture and Warrant Purchase Agreement dated December 20, 2002 between the Corporation, Oracle Strategic Partners, L.P. and each of the other signatories thereto (the "1999 Debentures"), and (iii) the Corporation's 5% Convertible Senior Secured Debentures due March 31, 2006 issued pursuant to that certain Debenture Purchase Agreement dated December 20, 2002 among the Corporation, Care Capital Investments II, LP, Essex Woodlands Health Ventures V, L.P. and each of the other signatories thereto (the "2002 Debentures" and together with the 1998 Debentures and the 1999 Debentures, collectively, the "Debentures"), shall be entitled to vote on all matters submitted to a vote of the shareholders of the Corporation, together with the holders of the Corporation's Common Stock (and any other shares of capital stock of the Corporation entitled to vote at a meeting of shareholders) as one class; provided, however, that any 2002 Debentures held by Care Capital
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

     Investments II, LP shall, for so long as they are held by Care Capital Investments II, LP, have no voting rights. Each Debenture shall be entitled to a number of votes equal to the number of votes represented by the Common Stock of the Corporation that could then be acquired upon conversion of the Debentures into Common Stock, subject to adjustments as provided in the Debentures. Holders of the Debentures shall be deemed to be shareholders of the Corporation, and the Debentures shall be deemed to be shares of stock for purposes of any provision of the New York Business Corporation Law that requires the vote of shareholders as a prerequisite to any corporate action."

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that shareholders vote FOR the proposed amendment to the Company's Charter to grant holders of the 2002 Debentures the voting rights as provided in this Proposal 3.

DISSENTING SHAREHOLDERS' RIGHTS OF APPRAISAL

     Pursuant to Section 806 of the New York Business Corporation Law ("NYBCL"), holders of the Company's Common Stock who follow the procedures set forth in
Section 623 of the NYBCL (the "Appraisal Statute") will be entitled to have their Common Stock appraised by a New York State Court and to receive payment of the "fair value" of such shares as determined by such court. The Appraisal Statue is reprinted in its entirety as Appendix B to this Proxy Statement. While the following discussion summarizes all material terms of the law pertaining to appraisal rights under the NYBCL, it is qualified in its entirety by the full text of the Appraisal Statute. Any shareholder who wishes to exercise such appraisal rights or to preserve the right to do so, should review the following discussion and Appendix B carefully because failure to timely and properly comply with the procedures specified will result in the loss of dissenters' appraisal rights under the NYBCL.

     All references in the Appraisal Statute and in this summary to a "shareholder" are to the recordholder of the Company's Common Stock on the Record Date. A person having a beneficial interest in shares of the Company's Common Stock that are held of record by another person such as a broker or nominee must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

     A shareholder wishing to exercise appraisal rights must (i) deliver to the Company, prior to or at the Meeting but before the vote is taken on this Proposal 3, a written objection to the proposed amendment to the Company's Charter as provided in this Proposal 3 (the "Notice of Election"), which must include a notice of his election to dissent, the shareholder's name, residence address, the number of shares as to which the shareholder dissents and a demand for payment of the fair value of such shares (which Notice of Election must be in addition to and separate from any proxy or vote against the amendment to the Company's Charter contemplated by this Proposal 3 (the "Charter Amendment")) and
(ii) not vote for approval and adoption of the Charter Amendment. BECAUSE A PROXY WHICH DOES NOT CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED FOR APPROVAL OF THE CHARTER AMENDMENT, A SHAREHOLDER WHO VOTES BY PROXY AND WHO WISHES TO EXERCISE APPRAISAL RIGHTS MUST (A) VOTE AGAINST APPROVAL AND ADOPTION OF THE CHARTER AMENDMENT OR (B) ABSTAIN FROM VOTING ON THE CHARTER AMENDMENT. Neither a vote against the Charter Amendment, in person or by proxy, nor a Proxy directing such vote for an abstention, will in and of itself constitute a written objection to the Charter Amendment under the Appraisal Statute (shareholders who timely file such Notice of Election and who do not vote in favor of the Charter Amendment are referred to as "Dissenting Shareholders").

     A shareholder may not dissent as to less than all of the shares, as to which such shareholder has a right to dissent, held by such shareholder of record and owned beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares held of record by such nominee or fiduciary on behalf of such owner and as to which such nominee or fiduciary has a right to dissent. All Notices of Election should be addressed to Halsey Drug Co., Inc., 695 North Perryville Road, Crimson Building No. 2, Rockford, Illinois 61107, Attention: Mr. Peter Clemens, Vice President.

     Within 10 days after the date on which shareholders approve and adopt the Charter Amendment, the Company must send written notice by registered mail to each Dissenting Shareholder to such effect (the
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"Dissenting Shares"). At the time of the filing of the amended Charter with the
Secretary of State of the State of New York (the "Effective Time"), each Dissenting Shareholder will cease to have any rights of a shareholder of the Company except the right to be paid the fair value of his shares and rights under the Appraisal Statute.

     A Notice of Election may be withdrawn by a Dissenting Shareholder prior to his acceptance in writing of an offer made by the Company to pay the value of such Dissenting Shares, except that a Notice of Election may not be withdrawn later than 60 days following the Effective Time unless the Company fails to make a timely offer to pay such value, in which case such Dissenting Shareholder shall have 60 days from the date an offer is made to withdraw his election. In either event, after such time, a Notice of Election may not be withdrawn without the written consent of the Company. In order to be effective, withdrawal of a Notice of Election must be accompanied by a return to the Company of any advance payment made to the Dissenting Shareholder by the Company as described below.

     Upon filing the Notice of Election, or within one month thereafter, Dissenting Shareholders must submit the certificates representing their Common Stock to the Company, attention: Peter Clemens, Vice President, at the address set forth above or to the Company's transfer agent, Continental Stock Transfer and Trust Company, 2 Broadway, 19th Floor, New York, New York 10004 and there will be noted thereon that a Notice of Election has been filed and the certificates will be returned to the Dissenting Shareholders. Any Dissenting Shareholders who fail to submit such certificates for such notation will, at the option of the Company exercised by written notice to such Dissenting Shareholders within 45 days of the date of filing of such Notice of Election, lose their appraisal rights unless a court, for good cause shown, shall otherwise direct.

     Within 15 days after the expiration of the period within which shareholders may file their Notice of Election, or within 15 days after the Effective Time, whichever is later (but in no case later than 90 days after the shareholders' vote to approve and adopt the Charter Amendment), the Company must make a written offer to pay for the Dissenting Shares held by such Dissenting Shareholder at a price which the Company considers to be their fair value. This offer will be accompanied by a statement setting forth the aggregate number of shares, which will be at the same price for all Dissenting Shares, with respect to which Notices of Election to dissent have been received and the aggregate number of holders of such shares.

     If the Effective Time has occurred at the time the offer is made, the offer will be accompanied by (i) advance payment to each Dissenting Shareholder who has submitted certificates for notation thereon of the election to dissent of an amount equal to 80% of such offer or (ii) as to each Dissenting Shareholder who has not yet submitted certificates for notation thereon of the election to dissent, a statement that advance payment of an amount equal to 80% of the amount of such offer will be made by the Company promptly upon submission of certificates. If the Effective Time of the Charter Amendment has not occurred at the time of the making of such offer, such advance payment or statement as to advance payment will be sent to each Dissenting Shareholder entitled thereto upon the Effective Time. Acceptance of such advance payment by a Dissenting Shareholder will not constitute a waiver of dissenter's rights. If the Charter Amendment is not effective within 90 days after approval of the Charter Amendment by shareholders, such offer will be conditioned upon consummation of the Charter Amendment.

     If within 30 days after making such offer, the Company and any Dissenting Shareholder agree on the price to be paid for such Dissenting Shareholder's Dissenting Shares, the Company will pay the agreed price to such holder within 60 days after the later of the date such offer was made or the Effective Time, upon surrender of certificates representing such holder's Common Stock.

     If the Company fails to make an offer within the 15-day period described above, or if it makes an offer and any Dissenting Shareholder fails to agree within 30 days of the making of such offer, the Company must, within 20 days thereafter institute a special proceeding in an appropriate court to determine the rights of Dissenting Shareholders and to fix the fair value of the shares. If the Company does not institute such a proceeding within such 20-day period, any Dissenting Shareholder may, within 30 days after such 20-day period expires, institute a proceeding for the same purpose. If such proceeding is not instituted by any Dissenting Shareholder within such 30-day period, all dissenters' rights will be extinguished unless the New

York Supreme Court, for good cause shown, otherwise directs. All Dissenting Shareholders, other than those who agree with the Company as to the price to be paid for their shares, will be made parties to such proceeding

     With respect to Dissenting Shareholders entitled to payment, the court will proceed to fix the value of the Company's Common Stock which will be the fair value as of the close of business on the day prior to the Meeting. In fixing the fair value of the shares of the Company's Common Stock, the court will consider the nature of the Charter Amendment and the effects on the Company and its shareholders, the concepts and methods then customary in relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors.

     The court will determine the fair value of such shares without a jury and without referral to an appraiser or referee. The final order by the court will include an allowance for interest (unless the court finds the refusal of any Dissenting Shareholder to accept the offer of the Company thereof as arbitrary, vexatious, or otherwise not in good faith) of such rate as the court finds to be equitable, accruing from the Effective Time to the date of payment.

     Each party in the appraisal proceeding will bear its own costs and expenses, including the fees of counsel and any experts employed by it. The court may, however, in its discretion, assess any of the costs, fees and expenses incurred by the Company against Dissenting Shareholders (including those who withdraw their Notice of Election) if the court finds that their refusal to accept the offer of the Company was arbitrary, vexatious or otherwise not in good faith. Similarly, the costs, fees and expenses incurred by Dissenting Shareholders may be assessed by the court in its discretion, against the Company if the fair value of the shares as determined by the court materially exceeds the amount which the Company offered to pay, the Company failed to follow certain procedures of the Appraisal Statute or the Company's manner of compliance with the Appraisal Statue was arbitrary, vexatious or not otherwise in good faith.

     Within 60 days after the final determination of the proceeding, the Company will pay to each Dissenting Shareholder the amount found in such proceeding to be due such shareholder, upon surrender of certificates of the Company's Common Stock.

     Any shareholder who duly demands, prior to the Meeting, an appraisal in compliance with the Appraisal Statute will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or to the payment of dividends or other distributions on those shares, except dividends or other distributions payable to shareholders of record as of a date prior to the Effective Time.

     Failure to follow the steps required by the Appraisal Statute for perfecting appraisal rights may result in the loss of such rights. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF THE APPRAISAL STATUTE, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE CHARTER AMENDMENT SHOULD CONSULT THEIR LEGAL ADVISORS.

                                   PROPOSAL 4

               AMENDMENT TO THE COMPANY'S 1998 STOCK OPTION PLAN

     On August 26, 2003, the Board of Directors of the Company amended the Company's 1998 Stock Option Plan (the "1998 Plan"), to (a) increase the number of shares available for grant of options under the 1998 Plan from 8,100,000 shares to 12,000,000 shares, (b) permit the grant of non-qualified stock options having an exercise price per share which is less than the fair market value of the Company's Common Stock, and (c) set a limit of 5,500,000 option awards that may be granted to one individual in any calendar year. A copy of the 1998 Plan, as amended, is set forth in Appendix C to this Proxy Statement. The amendment to the 1998 Plan will not become effective unless it is approved by the holders of record of a majority of the shares of the Company's Common Stock. Shareholder approval of the Board's amendment to the 1998 Plan is required within twelve
(12) months of the Board's approval of the amendment. The 1998 Plan provides for the granting of stock options to the employees, officers, and consultants of the Company. Approximately 35 employees, officers and directors were eligible to participate in the 1998 Plan as of August 26, 2003. Except for the amendments adopted by the Board on August 26, 2003 as described above, the 1998 Plan remains unchanged.

     The 1998 Plan is intended to assist the Company in securing and retaining key employees and directors by allowing them to participate in the ownership and growth of the Company through the grant of incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified stock options to which Section 422 of the Code does not apply (collectively, the "Options"). The granting of Options will serve as partial consideration for and give key employees, directors and consultants an additional inducement to, remain in the service of the Company and will provide them with an increased incentive to work for the Company's success.

     The Company currently maintains a 1995 Stock Option Plan. See "Compensation of Executive Officers and Directors -- Stock Option Plans." As of August 26, 2003, options to purchase an aggregate of 947,593 shares have been granted under the Company's 1995 Stock Option Plan, of which Options for 140,460 shares had been exercised. As of August 1, 2003, 52,407 shares remained available for issuance under the 1995 Stock Option Plan.

     The Board of Directors believes that it would be in the best interests of the Company for the shareholders to ratify the amendment to the 1998 Plan to (a) increase the number of shares available for the grant of Options under the 1998 Plan from 8,100,000 to 12,000,000 shares, (b) permit the grant of non-qualified stock options having an exercise price per share which is less than the fair market value of the Company's Common Stock, and (c) set a limit of 5,500,000 option awards that may be granted to one individual in any calendar year. Subject to the receipt of shareholder approval of this Proposal 4 and Proposal 2, effective August 26, 2003, the Stock Option Committee of the Board of Directors granted stock options exercisable for an aggregate of 5,500,000 shares of Common Stock. Of such stock options, 478,210 are in excess of the current 8,100,000 shares available for grant under the 1998 Plan (the "Excess Stock Option Grants"). In the event shareholders do not approve this Proposal 4 and Proposal 2, the Excess Stock Option Grants will be cancelled. As of August 26, 2003, options to purchase an aggregate of 8,630,617 shares of Common Stock have been granted under the 1998 Plan, of which 22,000 shares had been exercised. Assuming the receipt of shareholder approval of the amendment to the 1998 Plan, as of August 26, 2003, 3,369,383 shares remained available for the grant of Options under the 1998 Plan.

     In addition to the increase in the number of shares available for the grant of Options under the 1998 Plan, the 1998 Plan has been amended to permit the grant of non-qualified stock options at an exercise price per share which is less than the fair market value of the Company's Common Stock on the date of grant. Prior to the Board's amendment, the 1998 Plan provided that an Option must have an exercise price no less than the fair market value of the Company's Common Stock on the date of grant. In adopting the amendment to the 1998 Plan, the Board determined that the additional flexibility afforded by the ability to grant Options at less than fair market value would assist the Company in attracting and retaining key employees, which will enhance long-term shareholder value. Additionally, the grant of non-qualified stock options to employees at a discount to fair market value would serve, in part, to offset the substantial dilution to previously granted employee options as a result of the completion of the Company's offering of 5% Convertible Senior Secured Debentures on December 20, 2002 (the "2002 Debentures") pursuant to the 2002 Debenture Purchase Agreement between the Company, Care Capital, Essex and the other signatories thereto. As described below under the caption "2003 Stock Option Grants", the Stock Option Committee granted an aggregate of 5,500,000 options effective August 26, 2003. All of such Options (the "Discounted Options") are non-qualified stock options that were issued at less than the fair market value of the Company's Common Stock on the date of grant and were issued to Mr. Andrew D. Reddick, the Company's new CEO and President.

     Except for grant of the Discounted Options described below under the caption "2003 Stock Option Grants", the Stock Option Committee does not contemplate granting non-qualified stock options in the future having an exercise price less than fair market value. Any such discounted Options granted in the future would be of considerably smaller magnitude and be made on an isolated basis.

     In addition to the increase in the number of shares available under the 1998 Plan and the discretion to grant non-qualified stock options having an exercise prior less than the fair market value of the Company's Common Stock, the Board amended the 1998 Plan effective August 26, 2003 to set a limit of 5,500,000 option awards that may be made to an individual in any calendar year. Prior to the Board's amendment, the 1998

Plan contained no limit on the number of Options that the Board or Stock Option Committee may grant to any employee in any year or during the term of the 1998 Plan. The annual option limit of 5,500,000 Options to any individual under the 1998 Plan is included to qualify the 1998 Plan under Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code precludes a public company from taking a deduction for annual compensation in excess of $1,000,000 paid to its Chief Executive Officer or any of its four other highest-paid officers. However, compensation that qualifies under Section 162(m) of the Internal Revenue Code as "performance-based" is specifically exempted from the deduction limit. Based on Section 162(m) and the regulations promulgated under such section, the Company's ability to deduct compensation expense generated in connection with the exercise of stock options should not be limited for stock options granted at fair market value, provided the 1998 Plan contains the annual limit proposed in this Proposal 4. The inclusion in the 1998 Plan of the limit of 5,500,000 Options to an individual within any calendar year will be used by the Company to determine whether the compensation realized by an individual would be included in the amount in determining whether an executive's annual compensation exceeds the $1,000,000 deductibility limitation under
Section 162(m) of the Internal Revenue Code. The exercise of Options having a fair market value exercise price which have been granted within the limitations provided in the amended 1998 Plan are not counted toward the deductibility limitation. The annual limit provided in the amended 1998 Plan of 5,500,000 Options is arbitrary and the number is not specified in the Internal Revenue Code. The Board of Directors believes, however, that the amount provides sufficient flexibility to address the Company's compensation objectives while allowing the Company to take advantage of the tax benefits of compensation paid to an executive.

     The following discussion of the principal features and effects of the 1998 Plan, as amended, is qualified in its entirety by reference to the text of the 1998 Plan, as amended, set forth in Appendix C attached hereto.

ADMINISTRATION

     The 1998 Plan is administered by the Stock Option Committee of the Board of Directors (the "Stock Option Committee"), consisting of not less than two members of the Board of Directors of the Company appointed by the Board. Each member of the Stock Option Committee will be a "non-employee director" as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended. The Stock Option Committee will select the employees, directors and consultants who will be granted Options under the 1998 Plan and, subject to the provisions of the 1998 Plan, will determine the terms and conditions and number of shares subject to each Option. The Stock Option Committee will also make any other determinations necessary or advisable for the administration of the 1998 Plan and its determinations will be final and conclusive. The Stock Option Committee is currently comprised of Messrs. Skelly and Sumner.

SHARES SUBJECT TO THE 1998 PLAN

     The 1998 Plan authorizes the granting of either incentive stock options or non-qualified stock options to purchase in the aggregate up to 8,100,000 shares of the Company's Common Stock. The amendment to the 1998 Plan approved by the Board on August 26, 2003, subject to shareholder approval as provided in this Proposal 4, will increase the number of shares available for grant of Options under the 1998 Plan to 12,000,000 shares. The shares available for issuance will be increased or decreased according to any reclassification, recapitalization, stock split, stock dividend or other such subdivision or combination of the Company's Common Stock. Shares of the Company's Common Stock subject to unexercised Options that expire or are terminated prior to the end of the period during which Options may be granted under the 1998 Plan will be restored to the number of shares available for issuance under the 1998 Plan. Assuming the receipt of shareholder approval of this Proposal 4 and Proposal 2, after giving effect to the Discounted Options issued on August 26, 2003, 3,421,790 shares of common stock will remain available for issuance under the 1998 Plan.

ELIGIBILITY

     Any employee of the Company or any subsidiary of the Company shall be eligible to receive incentive stock options and non-qualified stock options under the 1998 Plan. Non-qualified stock options may be granted to employees as well as non-employee directors and consultants of the Company under the 1998 Plan as determined by the Board or the Stock Option Committee. Any person who has been granted an Option may, if he is otherwise eligible, be granted an additional Option or Options.

     Each grant of an Option shall be evidenced by an Option Agreement, and each Option Agreement shall (i) specify whether the Option is an incentive stock option or a non-qualified stock option and (ii) incorporate such other terms and conditions as the Board of Directors or the Stock Option Committee acting in its absolute discretion deems consistent with the terms of the 1998 Plan, including, without limitation, a restriction on the number of shares of Common Stock subject to the Option which first become exercisable during any calendar year.

     To the extent that the aggregate fair market value of the Common Stock of the Company underlying a grant of incentive stock options (determined as of the date such an incentive stock option is granted), which first become exercisable in any calendar year, exceeds $100,000, such Options shall be treated as non-qualified stock options. This $100,000 limitation shall be administered in accordance with the rules under Section 422(d) of the Code.

     The amendment to the 1998 Plan approved by the Board on August 26, 2003, subject to shareholder approval as provided in this Proposal 4, will set a limit of 5,500,000 Option awards that may be made to an individual in any calendar year.

EXERCISE PRICE OF OPTIONS

     Upon the grant of an Option to an employee, director or consultant of the Company, the Stock Option Committee will fix the number of shares of the Company's Common Stock that the optionee may purchase upon exercise of the Option and the price at which the shares may be purchased. The Option price for incentive stock options shall not be less than the fair market value of the Common Stock at the time the Option is granted, except that the Option price shall be at least 110% of the fair market value where the Option is granted to an employee who owns more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary. Under the terms of the 1998 Plan, the aggregate fair market value of the stock (determined at the time the Option is granted) with respect to which incentive stock options are exercisable for the first time by such individual during any calendar year shall not exceed $100,000. The Option price for non-qualified stock options granted under the 1998 Plan may not be less than the fair market value of the Company's Common Stock. The amendment to the 1998 Plan approved by the Board on August 26, 2003, subject to shareholder approval as provided in this Proposal 4, permits the Stock Option Committee to grant non-qualified stock options at a per share price less than the fair market value of the Company's Common Stock on the date of grant. "Fair market value" is determined by the Stock Option Committee based on the average of the closing bid and asked price of the Common Stock on the Over-the-Counter Bulletin Board (the "OTCBB"). On August 26, 2003, the average of the closing bid and asked price of the Company's Common Stock, as reported by the OTCBB, was $.82.

TERMS

     All Options available to be granted under the 1998 Plan must be granted by April 16, 2008. The Stock Option Committee will determine the actual term of the Options but no Option will be exercisable after the expiration of 10 years from the date of grant. No incentive stock option granted to an employee who owns more than 10% of the combined voting power of all the outstanding classes of stock in the Company may be exercised after five years from the date of grant.

     The Options granted pursuant to the 1998 Plan shall not be transferable except (i) by will or the laws of descent and distribution and (ii) non-qualified options may be transferred in limited circumstances to immediate family members and family limited partnerships, with the consent of the Stock Option Committee.

EXERCISE OF OPTIONS

     Options granted to employees, directors or consultants under the 1998 Plan may be exercised during the optionee's lifetime only by the optionee during his employment or service with the Company or for a period not exceeding one year if the optionee ceased employment or service as a director or consultant because of permanent or total disability within the meaning of Section 22(e)(3) of the Code. Options may be exercised by the optionee's estate, or by any person who acquired the right to exercise such Option by bequest or inheritance from the optionee for a period of twelve months from the date of the optionee's death. If such Option shall by its terms expire sooner, such Option shall not be extended as a result of the optionee's death.

     The consideration to be paid to the Company upon exercise of an Option may consist of any combination of cash, checks, promissory notes, shares of Common Stock, and/or any other forms of consideration permitted under New York law and approved by the Stock Option Committee and/or the Board of Directors. With the exception of the consideration received by the Company upon the exercise of Options granted under the 1998 Plan, no consideration is received by the Company for the granting or extension of any Options.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO INCENTIVE STOCK OPTIONS

     Certain Options granted under the 1998 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. Set forth below is a general summary of certain of the principal Federal income tax consequences to participants and the Company of incentive stock options granted under the 1998 Plan.

     An employee to whom an incentive stock option is granted pursuant to the 1998 Plan will not recognize any compensation income and the Company will not recognize any compensation deduction, at the time an incentive stock option is granted or at the time an incentive stock option is exercised. In the year of exercise, however, the amount by which the fair market value of the Common Stock exceeds the Option price will constitute a tax preference item under the alternative minimum tax. If the employee incurs minimum tax in the year of exercise, however, he should qualify for the credit for prior year maximum tax liability in the first future year he has regular tax liability.

     In order to obtain incentive stock option treatment for Federal income tax purposes upon the subsequent sale (or other disposition) by the optionee of the shares of Common Stock received upon exercise of the Option, the sale (or other disposition) must not occur within two years from the date the Option was granted nor within one year after the issuance of such shares upon exercise of the Option (the "incentive stock option holding period requirements"). If the incentive stock option holding period requirements are satisfied, on the subsequent sale (or other disposition) by the optionee of the shares of Common Stock received upon the exercise of an Option, the optionee generally will recognize income from the sale of a capital asset equal to the difference, if any, between the proceeds realized from the sale (or other disposition) and the amount paid as the exercise price of the Option. Alternatively, if the incentive stock option holding period requirements are not satisfied, on the subsequent sale (or other disposition) by the optionee of the shares of Common Stock received upon the exercise of the Option, the optionee generally will recognize income taxable as compensation (and the Company will recognize a compensation deduction) in an amount equal to the lesser of (a) the difference, if any, between the fair market value of the shares on the date of exercise and the amount paid as the exercise price of the Option and (b) the difference, if any, between the proceeds realized from the sale or other disposition and the amount paid as the exercise price of the Option. Any additional gain realized on such sale or disposition (in addition to the compensation income referred to above) would give rise to income from the sale of a capital asset and taxed accordingly.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO NON-QUALIFIED STOCK OPTIONS

     The non-qualified stock options which may be granted under the 1998 Plan are not intended to qualify as incentive stock options within the meaning of
Section 422 of the Code. An individual to whom a non-qualified stock option is granted pursuant to the 1998 Plan will generally not recognize any compensation income, and the Company will not realize any compensation deduction, at the time the non-qualified stock option is granted. In the year of exercise, however, the optionee generally will realize income taxable as compensation (and the Company will realize a compensation deduction) in an amount equal to the difference, if any, between the fair market value of the shares on the date of exercise and the amount paid as the exercise price of the Option.

     The tax basis of the shares of Common Stock received by the optionee upon exercise will be equal to the amount paid as the exercise price plus the amount, if any, includable in his gross income as compensation income. The holding period for the shares will commence on the date of exercise.

     On the subsequent sale (or other disposition) by the optionee of the shares of Common Stock received upon the exercise of the Option, any gain realized on such sale or disposition would give rise to income from the sale of a capital asset and taxed accordingly.

     Section 162(m) of the Internal Revenue Code generally disallows a public corporation's tax deduction for compensation to its Chief Executive Officer or any of its four other most highly compensated officers in excess of $1,000,000 within a year. Compensation that qualifies as "performance-based compensation" is excluded from the $1,000,000 deductibility cap, and therefore remains fully deductible by the corporation that pays it. The Company's 1998 Plan has been amended by the Board of Directors and, subject to your approval of this Proposal 4, will set a limit of 5,500,000 Options that may be granted to an individual in any calendar year. If the amended 1998 Plan is adopted by the Company's shareholders, stock options granted to the Company's Chief Executive Officer and next four highest compensated officers having an exercise price at least equal to fair market value will be deemed "performance based" as provided in Section 162(m) of the Internal Revenue Code and not subject to the $1,000,000 deductibility cap. With respect to a stock options granted to the Company's Chief Executive Officer and next four highest compensated officers having an exercise price less than the fair market value of the Company's Common Stock at the date of grant, the compensation expense resulting from the exercise of any such stock options will not qualify as a "performance based" compensation under the requirements of Section 162(m) of the Internal Revenue Code and will be subject to the $1,000,000 deductibility cap.

PREVIOUSLY GRANTED OPTIONS

     As of December 31, 2002, the Company had granted options to purchase an aggregate of 3,193,617 shares of Common Stock under the 1998 Plan at a weighted average exercise price of $1.97 per share. Of such options, 2,410,034 shares and 783,583 shares were vested and unvested, respectively, and 22,000 Options granted under the 1998 Plan had been exercised. The following table sets forth information concerning option grants made during fiscal 2002 with respect to (i) each executive officer; (ii) all current executive officers as a group; (iii) each nominee for election as a Director; (iv) all current Directors who are not executive officers as a group; (v) each person who has received or is to receive 5% of such Options or rights; and (vi) all employees, including all current officers who are not executive officers, as a group:

                                                               OPTIONS GRANTED     WEIGHTED AVERAGE
                                                              DURING FISCAL 2002    EXERCISE PRICE
                                                              ------------------   ----------------
Michael K. Reicher, Chief Executive Officer(1)..............            --              $  --
Vijai Kumar, Chief Operations Officer.......................       400,000               1.15
Peter Clemens, Chief Financial Officer......................            --                 --
James Emigh, Vice President -- Operations...................            --                 --
Phyllis A. Lambridis, Vice President -- Corporate
  Compliance................................................            --                 --
Carol Whitney, Vice President -- Administration.............            --                 --
Robert Seiser, Corporate Controller.........................            --                 --
William Skelly, Director....................................        10,000               2.08
William A. Sumner, Director.................................        10,000               2.08
Bruce F. Wesson, Director(2)................................            --                 --
Srini Conjeevaram, Director(2)..............................            --                 --
Zubeen Shroff, Director(2)..................................            --                 --
Joel D. Liffmann, Director(3)...............................            --                 --
Jerry Karabelas, Director(4)................................            --                 --
Immanuel Thangaraj, Director(4).............................            --                 --
All current executive officers as a group (6 persons).......       400,000               1.15
All current directors who are not executive officers as a
  Group (8 persons).........................................        20,000               2.08
All employees, including current officers who are not
  Executive officers as a group (114 persons)...............            --                 --

     As of August 26, 2003, the average of the closing bid and ask price of the Common Stock underlying the 1998 Plan was $.82 per share.
---------------

(1) Mr. Reicher's services as Chief Executive Officer ceased effective June 16, 2003.

(2) Stock options issuable to each of Messrs. Wesson, Conjeevaram and Shroff in 2002 to purchase 10,000 shares of the Company's Common Stock are issued to Galen Partners III, L.P.

(3) Stock options issuable to Mr. Liffmann in 2002 to purchase 10,000 shares of the Company's Common Stock are issued to Oracle Strategic Partners, L.P.

(1) Messrs. Karabelas and Thangaraj were appointed as Directors effective December 20, 2002 and received no option grants in 2002.

2003 STOCK OPTION GRANTS

     Subject to shareholder approval of Proposal 2 to amend the Company's charter to increase its authorized shares, and this Proposal 4, effective August 26, 2003, the Stock Options Committee of the Board of Directors granted stock options exercisable for an aggregate of 5,500,000 shares of Common Stock (the "August 2003 Option Grants"). Of the August 2003 Option Grants, 478,210 are in excess of the current 8,100,000 shares available for grant under the 1998 Plan (the "Excess Stock Option Grants"). In the event shareholders do not approve this Proposal 4, the Excess Stock Option Grants will be cancelled.

     The following table sets forth information concerning the August 2003 Stock Options with respect to (i) each executive officer; (ii) all current executive officers as a group; (iii) each nominee for election as a Director; (iv) all current Directors who are not executive officers as a group; (v) each person who has received or is to receive 5% of such options or rights; and (vi) all employees, including all current officers who are not executive officers, as a group:

                                                              AUGUST 2003    WEIGHTED AVERAGE
                                                              STOCK OPTION    EXERCISE PRICE
                                                              ------------   ----------------
Andrew D. Reddick, Chief Executive Officer and President....   5,500,000           $.34
Vijai Kumar, Chief Operations Officer.......................          --             --
Peter Clemens, Chief Financial Officer......................          --             --
James Emigh, Vice President -- Operations...................          --             --
Phyllis A. Lambridis, Vice President -- Corporate Compliance
Carol Whitney, Vice President -- Administration.............          --             --
Robert Seiser, Corporate Controller.........................          --             --
William Skelly, Director....................................          --             --
William A. Sumner, Director.................................          --             --
Bruce F. Wesson, Director...................................          --             --
Srini Conjeevaram, Director.................................          --             --
Zubeen Shroff, Director.....................................          --             --
Joel D. Liffmann, Director..................................          --             --
Jerry Karabelas, Director...................................          --             --
Immanuel Thangaraj, Director................................          --             --
All current executive officers as a group (8 persons).......   5,500,000            .34
All current directors who are not executive officers as a
  Group (8 persons).........................................          --             --
All employees, including current officers who are not
  Executive officers as a group (114 persons)...............          --             --

     As of August 26, 2003, the average of the closing bid and ask price of the Common Stock underlying the 1998 Plan was $.82 per share.

AMENDMENTS AND DISCONTINUANCE OF THE 1998 PLAN

     The 1998 Plan can be amended, suspended or terminated at any time by action of the Company's Board of Directors, except that no amendment to the 1998 Plan can be made without prior shareholder approval where such amendment would result in (i) any material increase in the total number of shares of Common Stock subject to the 1998 Plan, (ii) any change in the class of eligible participants for Options under the 1998 Plan, (iii) any material increase in the benefits accruing to participants under the 1998 Plan, or (iv) shareholder approval being required for continued compliance with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of Common Stock of the Company is required for the approval of the amendment to the 1998 Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends a vote FOR the approval of the amendment to the 1998 Plan.

                                   PROPOSAL 5

                   RATIFICATION OF APPOINTMENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

     There will also be submitted for consideration and voting at the Meeting, the ratification of the appointment by the Company's Board of Directors of Grant Thornton LLP as independent certified public accountants for the purpose of auditing and reporting upon the financial statements of the Company for the fiscal year ending December 31, 2003. The Board of Directors of the Company selected and approved the accounting firm of Grant Thornton LLP as independent certified public accountants to audit and report upon the Company's financial statements for the fiscal years ended December 31, 1984 through and including 2002. Grant Thornton LLP has no direct or indirect financial interest in the Company.

     Representatives of Grant Thornton LLP are expected to be present at the Meeting, and they will be afforded an opportunity to make a statement at the Meeting if they desire to do so. It is also expected that such representatives will be available at the Meeting to respond to appropriate questions by shareholders.

AUDIT FEES

     The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002, for other audit-related services, and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year, were $179,000, all of which were attributable to Grant Thornton LLP.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     Grant Thornton LLP did not render professional services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002.

ALL OTHER FEES

     The aggregate fees billed by Grant Thornton LLP for services rendered to the Company, other than the services described under "Audit Fees", for fiscal year ended December 31, 2002, were $81,000. These fees relate to services provided in connection with the preparation and filing of the Company's tax returns and audit of the Company's 401(k) and profit sharing plan.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors of the Company (the "Audit Committee") is composed of three directors and operates under a written charter adopted by the Board of Directors. The written charter is attached to this Proxy Statement as Appendix A. Management is responsible for the Company's internal control and financial reporting process. The Company's independent public accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     In this context, the Audit Committee has met and held discussions with Management and the Company's independent public accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with Management and the Company's independent public accountants. The Audit Committee discussed with the independent public accountants matters required to be discussed by Statement of Auditing Standards Numbers 90 and 61 (communication with Audit Committees). The Company's independent public accountants also provided to the Audit Committee the written disclosures required by Independence Standard No. 1 (independent discussions with Audit Committee), and the Audit Committee discussed with the independent public accountants that firm's independence. The Audit Committee has also considered whether the independent auditors' provision of information technology and other non-audit services to the Company is compatible with the auditor's independence.

     Based upon the Audit Committee's discussions with Management and the independent public accountants and the Audit Committee's review of the representation of Management and the report of the independent public accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

     The foregoing has been approved by all members of the Audit Committee.

                                          William A. Sumner (Chairman)
                                          Bruce F. Wesson
                                          Immanuel Thangaraj

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 2003.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Common Stock, as of August 1, 2003, for individuals or entities in the following categories: (i) each of the Company's Directors and nominees for Directors; (ii) the Chief Executive Officer and the next four highest paid executive officers of the Company whose total annual compensation for 2002 exceeded $100,000 (the "named executive officers"); (iii) all Directors and executive officers as a group; and (iv) each person known by the Company to be a beneficial owner of more than 5% of the Common Stock. Unless indicated otherwise, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned.

                                               AMOUNT AND PERCENTAGE          AMOUNT AND PERCENT
                                               BENEFICIALLY OWNED IF        BENEFICIALLY OWNED IF
                                              SHAREHOLDER APPROVAL OF      SHAREHOLDER APPROVAL OF
                                            PROPOSAL 2 IS NOT OBTAINED      PROPOSAL 2 IS OBTAINED
                                            ---------------------------   --------------------------
                                              AMOUNT           PERCENT      AMOUNT          PERCENT
NAME OF BENEFICIAL OWNER                     OWNED(1)         OF CLASS     OWNED(1)         OF CLASS
------------------------                    -----------       ---------   -----------       --------
Galen Partners III, L.P. .................  34,302,027(2)       62.2%     115,759,471(18)     84.7%
  610 Fifth Avenue, 5th Floor
  New York, New York 10020
Galen Partners International III, L.P. ...   3,512,006(3)       14.2%      11,443,475(19)     35.0%
  610 Fifth Avenue, 5th Floor
  New York, New York 10020
Oracle Strategic Partners, L.P. ..........  12,371,942(4)       41.3%      23,165,485(20)     56.9%
  712 Fifth Ave, 45th Floor
  New York, New York 10019
Care Capital Investments II, LP...........  14,705,882(5)       40.9%      16,698,141(5)      44.0%
  c/o Care Capital, L.L.C.
  Princeton Overlook One
  100 Overlook Center, Suite 102
  Princeton, New Jersey 08540
Essex Woodlands Health Ventures V,
  L.P. ...................................  14,705,882(6)       40.9%      16,971,304(6)      44.4%
  c/o Essex Woodlands Health
  Ventures V, L.L.C.
  190 South LaSalle Street, Suite 2800
  Chicago, Illinois 60603

                                               AMOUNT AND PERCENTAGE          AMOUNT AND PERCENT
                                               BENEFICIALLY OWNED IF        BENEFICIALLY OWNED IF
                                              SHAREHOLDER APPROVAL OF      SHAREHOLDER APPROVAL OF
                                            PROPOSAL 2 IS NOT OBTAINED      PROPOSAL 2 IS OBTAINED
                                            ---------------------------   --------------------------
                                              AMOUNT           PERCENT      AMOUNT          PERCENT
NAME OF BENEFICIAL OWNER                     OWNED(1)         OF CLASS     OWNED(1)         OF CLASS
------------------------                    -----------       ---------   -----------       --------
Watson Pharmaceuticals, Inc. .............  10,700,665(7)       33.5%      10,700,665(7)      33.5%
311 Bonnie Circle
Corona, California 92880
Dennis Adams..............................   2,317,370(8)       10.3%       4,025,147(21)     16.6%
c/o Delaware Investment Advisors
One Commerce Square
Philadelphia, Pennsylvania 19103
Hemant K. Shah and Varsha H. Shah.........   1,748,413(9)        7.9%       2,953,301(22)     12.7%
29 Christy Drive
Warren, New Jersey 07059
Bernard Selz..............................     872,957(10)       4.0%       2,554,298(23)     10.9%
c/o Furman Selz
230 Park Avenue
New York, New York 10069
Michael and Susan Weisbrot................   1,491,714(11)       6.8%       2,504,809(24)     10.9%
1136 Rock Creek Road
Gladwyne, Pennsylvania 19035
Andrew D. Reddick.........................          --             *               --            *
Michael K. Reicher........................   1,567,244(12)       6.9%       1,754,749(25)      7.7%
William Skelly............................     200,000(13)         *          200,000(13)        *
Bruce F. Wesson...........................          --             *               --            *
Srini Conjeevaram.........................          --             *               --            *
William A. Sumner.........................      50,000(14)         *           50,000(14)        *
Zubeen Shroff.............................          --             *               --            *
Peter A. Clemens..........................     727,452(15)       3.3%         868,784(26)      3.9%
Joel D. Liffmann..........................          --             *               --            *
Jerry Karabelas...........................          --             *               --            *
Immanuel Thangaraj........................          --             *               --            *
Phyllis Lambridis.........................      25,000             *           25,000            *
James Emigh...............................     154,750(16)         *          154,750(16)        *
All Directors and Officers as a Group (15
  persons)................................   3,068,324(17)      12.8%       3,397,161(27)     13.9%

---------------

  * Represents less than 1% of the outstanding shares of the Company's Common Stock.

 (1) The information with respect to Hemant K. Shah and Varsha H. Shah, Dennis Adams, Bernard Selz and Michael and Susan Weisbrot and Watson Pharmaceuticals, is based upon filings with the Commission and/or information provided to the Company.

 (2) Includes (i) 18,524,915 shares issuable upon conversion of 1998 Debentures and 1999 Debentures, (ii) 5,483,034 shares issuable upon exercise of 1998 Warrants and 1999 Warrants, (iii) 4,932,223 shares issuable upon exercise of common stock purchase warrants issued in connection with the 1998/1999 and 2001/2002 Galen Bridge Loans, (iv) 4,837,565 shares issuable upon conversion of Debentures issued in lieu of quarterly cash interest payments, and (v) 150,000 shares subject to currently exercisable stock options.

 (3) Includes (i) 1,966,652 shares issuable upon conversion of 1998 Debentures and 1999 Debentures, (ii) 583,157 shares issuable upon exercise of 1998 Warrants and 1999 Warrants, (iii) 447,754 shares issuable upon exercise of common stock purchase warrants issued in connection with the 1998/1999 and 2001/2002 Galen Bridge Loans, and (iv) 514,443 shares issuable upon conversion of Debentures issued in lieu of quarterly cash interest payments.

 (4) Includes (i) 7,122,508 shares issuable upon conversion of the 1999 Debentures, and (ii) 1,569,974 shares issuable upon conversion of Debentures issued in lieu of quarterly cash interest payments, and (iii) 30,000 shares subject to currently exercisable stock options.

 (5) Includes 14,705,882 shares issuable upon conversion of 2002 Debentures.

 (6) Includes 14,705,882 shares issuable upon conversion of 2002 Debentures.

 (7) Includes 10,700,665 shares issuable upon exercise of the Watson Warrant.

 (8) Includes 1,293,838 shares issuable upon conversion of 1998 Debentures and 1999 Debentures.

 (9) Includes 916,413 shares issuable upon conversion of 1998 Debentures and 1999 Debentures.

(10) Includes 512,714 shares issuable upon conversion of 1998 Debentures and 1999 Debentures

(11) Includes 679,726 shares issuable upon conversion of 1998 Debentures and 1999 Debentures.

(12) Includes (i) 116,461 shares issuable upon conversion of 1998 Debentures,
     (ii) 34,320 shares issuable upon conversion of Debentures issued in lieu of quarterly interest payments and (iii) 1,343,750 shares subject to currently exercisable stock options .

(13) Includes 200,000 shares subject to currently exercisable stock options.

(14) Includes 50,000 shares subject to currently exercisable stock options.

(15) Includes (i) 92,566 shares issuable upon conversion of 1998 Debentures,
     (ii) 20,086 shares issuable upon conversion of Debentures issued in lieu of quarterly interest payments, and (iii) 568,750 shares subject to currently exercisable stock options.

(16) Includes 109,750 shares subject to currently exercisable stock options.

(17) Includes 2,848,623 shares which Directors and executive officers have the right to acquire within the next 60 days through the conversion of Debentures and the exercise of outstanding stock options.

(18) Includes (i) 42,881,749 shares issuable upon conversion of 1998 Debentures and 1999 Debentures, (ii)12,692,088 shares issuable upon exercise of 1998 Warrants and 1999 Warrants, (iii) 6,325,542 shares issuable upon exercise of common stock purchase warrants issued in connection with the 1998/1999 and 2001/2002 Galen Bridge Loans, (iv) 9,969,672 shares issuable upon conversion of Debentures issued in lieu of quarterly interest payments, (v) 43,216,130 shares issuable upon conversion of 2002 Debentures, (vi) 150,000 shares issuable upon exercise of commons stock purchase warrants issued in connection with the 2003 commitment and (vii) 150,000 shares subject to currently exercisable stock options.

(19) Includes (i) 4,552,435 shares issuable upon conversion of 1998 Debentures and 1999 Debentures, (ii) 1,350,072 shares issuable upon exercise of 1998 Warrants and 1999 Warrants, (iii) 575,560 shares issuable upon exercise of common stock purchase warrants issued in connection with the 1998/1999 and 2001/2002 Galen Bridge Loans, (iv) 1,053,711 shares issuable upon conversion of Debentures issued in lieu of quarterly interest payments and
     (v) 3,911,697 shares issuable upon conversion of 2002 Debentures.

(20) Includes (i) 16,487,286 shares issuable upon conversion of the 1999 Debentures, and (ii) 2,998,738 shares issuable upon conversion of Debentures issued in lieu of quarterly cash interest payments and (iii) 30,000 shares subject to currently exercisable stock options.

(21) Includes 3,001,615 shares issuable upon conversion of 1998 Debentures and 1999 Debentures.

(22) Includes 2,121,301 shares issuable upon conversion of 1998 Debentures and 1999 Debentures.

(23) Includes (i) 1,186,837 shares issuable upon conversion of 1998 Debentures and 1999 Debentures, and (ii) 1,007,218 shares issuable upon conversion of 2002 Debentures.

(24) Includes (i) 1,573,439 shares issuable upon conversion of 1998 Debentures and 1999 Debentures, and (ii) 119,382 shares issuable upon conversion of 2002 Debentures.

(25) Includes (i) 269,586 shares issuable upon conversion of 1998 Debentures,
     (ii) 68,700 shares issuable upon conversion of Debentures issued in lieu of quarterly interest payments, and (iii) 1,343,750 shares subject to currently exercisable stock options.

(26) Includes (i) 214,272 shares issuable upon conversion of 1998 Debentures,
     (ii) 39,712 shares issuable upon conversion of Debentures issued in lieu of quarterly interest payments, and (iii) 568,750 shares subject to currently exercisable stock options.

(27) Includes 3,177,460 shares which Directors and executive officers have the right to acquire within the next 60 days through the conversion of Debentures and exercise of outstanding stock options.

                                    GENERAL

     Management of the Company does not know of any matters other than those stated in this Proxy Statement that are to be presented for action at the Meeting. If any other matters should properly come before the Meeting, proxies will be voted on those other matters in accordance with the judgment of the persons voting the proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

     The Company will bear the cost of preparing, printing, assembling and mailing all proxy materials that may be sent to shareholders in connection with this solicitation. Arrangements will also be made with brokerage houses, other custodians, nominees and fiduciaries, to forward soliciting material to the beneficial owners of the Common Stock of the Company held by such persons. The Company will reimburse such persons for reasonable out-of-pocket expenses incurred by them. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies without additional compensation, by telephone or facsimile. The Company does not expect to pay any compensation for the solicitation of proxies.

     Copies of the Company's Annual Report to Shareholders on Form 10-K for the fiscal year ended December 31, 2002, and the Company's Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2003 and June 30, 2003, each as filed with the Commission, accompanies this Proxy Statement. Upon written request, the Company will provide each shareholder being solicited by this Proxy Statement with a free copy of any exhibits and schedules thereto. All such requests should be directed to Halsey Drug Co., Inc., 695 North Perryville Road, Crimson Building No. 2, Rockford, Illinois 61107, Attention: Mr. Peter A. Clemens, Vice President and Chief Financial Officer.

     The Company hereby incorporates by reference into this Proxy Statement the following documents filed with the Commission pursuant to Section 13 or 15(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended by Form 10-K/A as filed with the Commission
     on October   , 2003;

          (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

          (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003; and

          (d) All other Reports and other documents filed by the Company pursuant to Section 13(e) or 15(d) of the Exchange Act subsequent to June 30, 2003 and prior to the date of the Meeting or such later date or dates to which the Meeting may be adjourned.

     All properly executed proxies delivered pursuant to this solicitation by the Company and not revoked, will be voted at the Meeting and will be voted in accordance with the specifications made thereon. In voting by proxy in regard to the election of directors, shareholders may vote in favor of each nominee or withhold votes as to all nominees or votes as to a specific nominee. With respect to (i) voting on the authorization to amend the Company's Charter to increase the number of authorized shares of common stock, (ii) voting on the authorization to amend the Company's Charter to provide voting rights to the holders of the 2002 Debentures, (iii) voting on the authorization to amend the Company's 1998 Stock Option Plan, and (iv) the ratification of the Company's independent public accountants, shareholders may vote in favor of, may vote against or may abstain from voting on each of such proposals. Shareholders should specify their choices on the enclosed Proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by the Proxy will be voted FOR the election of all directors, FOR the authorization to amend the Company's Charter to increase the number of authorized shares of common stock, FOR the authorization to amend the Company's Charter to provide voting rights to the holders of the 2002 Debentures, FOR the authorization to amend the Company's 1998 Stock Option Plan, and FOR the ratification of the appointment of Grant Thornton LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 2003.

                 SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

     Any shareholder proposals intended to be presented at the Company's 2003 Annual Meeting of Shareholders must be received by the Company on or before February 1, 2004 in order to be considered for inclusion in the Company's proxy statement and proxy relating to such meeting.

                                          By Order of the Board of Directors

                                          PETER A. CLEMENS,
                                          Secretary

October   , 2003

                                                                      APPENDIX A

                             HALSEY DRUG CO., INC.

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

     It is the objective of the Audit Committee of the Board of Directors of Halsey Drug Co., Inc. to provide assistance to the corporate directors in fulfilling fiduciary responsibilities relating to internal controls, corporate accounting, auditing and financial reporting practices.

MEMBERS

     The Audit Committee of the Board of Directors shall consist of at least three directors who shall be elected annually by the Board. The members should be independent of senior management and the operating executives and free from any relationship that might in the opinion of the Board of Directors be considered a conflict of interest. One of the members shall be designated Chairman by the Board.

RESPONSIBILITIES AND LIMITATIONS

     - Recommend to the Board of Directors annually, after consultation with the Chief Executive Officer and appropriate financial management, the independent accountants to be selected by Halsey Drug Co., Inc. as its independent auditors subject to ratification by the Company's shareholders. Review proposed fees and determine whether any other professional services provided by the independent accountants could adversely affect their independence.

     - Meet with the independent auditors and Halsey Drug Co., Inc.'s financial management to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and review the completed audit including any comments or recommendations of the independent accountants.

     - Evaluate with Halsey's financial management and the independent accountants, together and separately, the adequacy and effectiveness of Halsey's internal administrative, business process and accounting controls, and elicit any recommendations to correct any material weaknesses in such controls.

     - With general counsel, appropriate financial management, and the independent accounts review programs being maintained by management with respect to compliance with laws and regulations relating to financial matters.

     - Review Halsey's financial management function including the proposed audit plan for the coming year and the coordination of such plan with the external auditors and ascertain, through discussion with the independent accountants whether the scope and procedures of the plan are adequate to meet the objectives set forth in the Charter herewith presented.

     - Review with independent accountants those major accounting policy changes that could impact Halsey Drug Co., Inc.

     - The Audit Committee may investigate any matter within the scope of its duties or brought to its attention by the Board of Directors, with the power to retain outside counsel for this purpose, subject to prior approval of the Board. However, in no way is it intended that the Audit Committee shall alter the traditional roles and responsibilities of management and independent accountants with respect to internal administrative, business process and accounting controls and financial statement presentation.

MEETINGS

     - The Committee will hold a minimum of four regular meetings per year, and additional meetings as the Chairman of the Audit Committee may deem necessary. In addition to the committee members, these meetings normally will be attended by representatives of the independent accountants, and by the Vice

       President and Chief Financial Officer. The principal financial officers as well as the Chairman, the CEO and the President, may attend, except for portions of the meetings where their presence would be inappropriate, as determined by the Chairman. Minutes will be kept of all meetings.

                                                 /s/ WILLIAM A. SUMNER
                                          --------------------------------------
                                                    William A. Sumner
                                               Chairman, Audit Committee of
                                                  The Board of Directors

                                                                      APPENDIX B

                       NEW YORK BUSINESS CORPORATION LAW
                                  SECTION 623

     PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR SHARES

     (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

     (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

     (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

     (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

     (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

     (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of the transfer.

     (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

     (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

          (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

          (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

          (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

          (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

          (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

          (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

          (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph
     (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

          (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificate for any such shares represented by certificates.

     (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

     (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

          (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

          (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

          (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

     (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

     (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

     (m) This section shall not apply to foreign corporations except as provided in subparagraph (e) (2) of section 907 (Merger or consolidation of domestic and foreign corporations). (Last amended by Ch. 117, L. '86, eff. 9-1-86.)

                                                                      APPENDIX C

                             HALSEY DRUG CO., INC.

                           1998 STOCK OPTION PLAN(1)

     1. Purposes. The Plan described herein, as amended and restated, shall be known as the "Halsey Drug Co., Inc. 1998 Stock Option Plan" (the "Plan"). The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants of the Company or its Subsidiaries (as defined in Section 2 below) to whom Option's may be granted under this Plan, and to promote the success of the Company's business.

     Options granted hereunder may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or "Non-ISO's," at the discretion of the Board and as reflected in the terms of the written option agreement.

     The Plan is not intended as an agreement or promise of employment. Neither the Plan, nor any Option granted pursuant to the Plan, shall confer on any person any right to continue in the employ of the Company. The right of the Company to terminate an Employee is not limited by the Plan, nor by any Option granted pursuant to the Plan, unless such right is specifically described by the terms of any such Option.

     2.  Definitions.  As used herein, the following definitions shall apply:

     (a) "Board" shall mean the Committee, if one has been appointed, or the Board of Directors of the Company, if no Committee is appointed.

     (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (c) "Committee" shall mean the Committee appointed under Section 4(a) hereof.

     (d) "Common Stock" shall mean the Common Stock, $.01 par value, of the Company.

     (e) "Company" shall mean Halsey Drug Co. Inc., a New York corporation.

     (f) "Continuous Service or Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Board.

     (g) "Director" shall mean any person serving on the Board of Directors.

     (h) "Employee" shall mean any person, including officers, employed by the Company or any Parent or Subsidiary of the Company. The payment of a Director's fee by the Company shall not be sufficient to constitute "employment" by the Company.

     (i) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

---------------

(1) Amended by the Board of Directors on April 15, 1999 to increase the number of shares available for grant under the Plan from 2,600,000 shares to 3,600,000 shares. Ratified by the Company's shareholders on August 19, 1999. Amended further by the Board of Directors on April 20, 2001 to increase the number of shares available for grant under the Plan from 3,600,000 shares to 8,100,000 shares. Ratified by the Company's shareholders on June 14, 2001. Amended further by the Board of Directors on August 26, 2003 to (i) increase the number of shares available for grant under the Plan from 8,100,000 shares to 12,000,000 shares, (ii) permit the grant of Non-ISO's at a per share price less than the fair market value of the Company's Common Stock on the date of grant, and (iii) provide a maximum limit on options granted to any individual during any calendar year of 5,500,000 shares. Plan amendment subject to ratification by the Company's shareholders.

     (j) "Fair Market Value" shall mean (i) the closing price for a share of the Common Stock on the exchange or quotation system which reports or quotes the closing prices for a share of the Common Stock, as accurately reported for any date (or, if no shares of Common Stock are traded on such date, for the immediately preceding date on which shares of Common Stock were traded) in The Wall Street Journal (or if The Wall Street Journal no longer reports such price, in a newspaper or trade journal selected by the Committee) or (ii) if no such price quotation is available, the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Common Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.

     (k) "Incentive Stock Option" shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

     (l) "Non-ISO" shall mean an Option to purchase stock which is not intended by the Committee to satisfy the requirements of Section 422 of the Code.

     (m) "Option" shall mean a stock option granted pursuant to the Plan.

     (n) "Optioned Stock" shall mean the Common Stock subject to an Option.

     (o) "Optionee" shall mean an Employee, Director or Consultant who receives an Option.

     (p) "Parent" shall mean a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

     (q) "Plan" shall mean this Halsey Drug Co. Inc. 1998 Stock Option Plan, as amended from time to time.

     (r) "Rule 16b-3" shall mean Rule 16b-3 of the General Rules and Regulations under the Exchange Act.

     (s) "Share" shall mean a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.

     (t) "Subsidiary" shall mean a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

     (u) "Ten Percent Shareholder" shall mean a person who owns (after taking into account the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or a Subsidiary.

     3.  Stock Authorized.

     Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of shares which may be Optioned and sold under the Plan is Twelve Million (12,000,000) shares of authorized, but unissued, or reacquired Common Stock. The maximum number of shares which may be subject to an Option granted in any calendar year shall not exceed 5,500,000 shares (subject to adjustment under Section 11 hereof consistent with Section 162(m) of the Code). If the shares that would be issued or transferred pursuant to any Options are not issued or transferred and ceased to be issuable or transferable for any reason, the number of shares subject to such Option will no longer be charged against a limitation provided for herein and may again be subject to Options. Notwithstanding the proceeding sentence, with respect to any Option granted to any individual who is a "covered employee" within the meaning of Section 162(m) of the Code that is cancelled, the number of shares subject to such Option shall continue to count against the maximum number of shares which may be the subject of Options granted to such individual. For purposes of the preceding sentence if, after grant, the exercise price of an Option is reduced, such reduction shall be treated as a cancellation of such Option and the grant of a new Option, and both the cancellation of the Option and the new Option shall reduce the maximum number of shares for which Options may be granted to the holder of such Option in a calendar year.

     If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for further grant under the Plan.

     4.  Administration.

     (a) Procedure. The Company's Board of Directors may appoint a Committee to administer the Plan which shall be constituted so as to permit the Plan to continue to comply with Rule 16b-3, as currently in effect or as hereafter modified or amended. The Committee appointed by the Board of Directors shall consist of not less than two members of the Board of Directors, to administer the Plan on behalf of the Board of Directors, subject to such terms and conditions as the Board of Directors may prescribe. Once appointed, the Committee shall continue to serve until otherwise directed by the Board of Directors. From time to time, the Board of Directors may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause), and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan; provided, however, that at no time shall a Committee of less than two members administer the Plan. Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. Notwithstanding anything to the contrary contained herein, no member of the Committee shall serve as such under this Plan unless such person is a "Non-Employee Director" within the meaning of Rule 16b-3(b)(3)(i) of the Exchange Act. A majority vote of the members of the Committee shall be required for all of its actions.

     A majority of the entire Committee shall constitute a quorum, and the action of the majority of the Committee members present at any meeting at which a quorum is present shall be the action of the Committee. All decisions, determinations, and interpretations of the Committee shall be final and conclusive on all persons affected thereby and shall, as to Incentive Stock Options, be consistent with Section 422 of the Code. The Committee shall have all of the powers and duties set forth herein, as well as such additional powers and duties as the Board of Directors may delegate to it; provided, however, that the Board of Directors expressly retains the right in its sole discretion (i) to elect and to replace the members of the Committee, and (ii) to terminate or amend this Plan in any manner consistent with applicable law.

     (b) Powers of the Committee. Subject to the provisions of the Plan, the Committee shall have the authority, in its discretion: (i) to grant Incentive Stock Options, in accordance with Section 422 of the Code, or to grant Non-ISO's; (ii) to determine the Fair Market Value of the Common Stock; (iii) to determine the exercise price per share of Options to be granted which exercise price shall be determined in accordance with Section 8 of the Plan; (iv) to determine the persons to whom (including, without limitation, members of the Committee) and the time or times at which, Options shall be granted and the number of Shares to be represented by each Option; (v) to interpret the Plan;
(vi) to prescribe, amend and rescind rules and regulations relating to the Plan;
(vii) to determine the terms and provisions of each Option granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each Option; (viii) to accelerate or defer (with the consent of the Optionee) the exercise date of any Option; (ix) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Board; and (x) to make all other determinations deemed necessary or advisable for the administration of the Plan.

     (c) Subject to the provisions of this Plan and compliance with Rule 16b-3 of the Exchange Act, the Committee may grant options under this Plan to members of the Company's Board of Directors, including members of the Committee, and in such regard may determine:

          (i) the time at which any such Option shall be granted;

          (ii) the number of Shares covered by any such Option;

          (iii) the time or times at which, or the period during which, any such Option may be exercised or whether it may be exercised in whole or in installments;

          (iv) the provisions of the agreement relating to any such Option; and

          (v) the Option Price of Shares subject to an Option granted such Board member.

     (d) Effect of the Committee's Decision. All decisions, determinations and interpretations of the Committee shall be final and binding on all Optionees and any other holders of any Options granted under the Plan.

     5. Eligibility. Incentive Stock Options may be granted only to Employees. Non-ISO's may be granted to Employees as well as non-employee Directors and Consultants of the Company as determined by the Board or any Committee. Any person who has been granted an Option may, if he is otherwise eligible, be granted an additional Option or Options.

     Each grant of an Option shall be evidenced by an Option Agreement, and each Option Agreement shall (1) specify whether the Option is an Incentive Stock Option or a Non-ISO and (2) incorporate such other terms and conditions as the Committee acting in its absolute discretion deemsconsistent with the terms of this Plan, including, without limitation, a restriction on the number of shares of stock subject to the Option which first become exercisable during any calendar year.

     To the extent that the aggregate Fair Market Value of the stock of the Company subject to Incentive Stock Options granted (determined as of the date such an Incentive Stock Option is granted) which first become exercisable in any calendar year exceeds $100,000, such Options shall be treated as Non-ISO's. This $100,000 limitation shall be administered in accordance with the rules under
Section 422(d) of the Code.

     6. Effective Date and Term of Plan. The effective date of this Plan ("Effective Date") shall be the date it is adopted by the Board, provided the shareholders of the Company (acting at a duly called meeting of such shareholders or by the written consent of shareholders) approve this Plan within twelve (12) months after such Effective Date. The effectiveness of Options granted under this Plan prior to the date such shareholder approval is obtained shall be contingent on such shareholder approval.

     Subject to the provisions of Section 13 hereof, no Option shall be granted under this Plan on or after the earlier of

          (1) the tenth anniversary of the Effective Date of this Plan in which event the Plan otherwise thereafter shall continue in effect until all outstanding Options shall have been surrendered or exercised in full or no longer are exercisable, or

          (2) the date on which all of the Common Stock reserved for issuance under Section 3 of this Plan has (as a result of the exercise or expiration of Options granted under this Plan) been issued or no longer is available for use under this Plan, in which event the Plan also shall terminate on such date.

     7. Term of Option. An Option shall expire on the date specified in such Option, which date shall not be later than the tenth anniversary of the date on which the Option was granted, except that, if any Employee, at any time an Incentive Stock Option is granted to him or her, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of Common Stock (or, under Section 424(d) of the Code is deemed to own stock representing more than ten percent (10%) of the total combined voting power of all such classes of Common Stock, by reason of the ownership of such classes of stock, directly or indirectly, by or for any brother, sister, spouse, ancestor or lineal descendant of such Employee, or by or for any corporation, partnership, state or trust of which such Employee is a shareholder, partner or beneficiary), the Incentive Stock Option granted him or her shall not be exercisable after the expiration of five years from the date of grant or such earlier expiration as provided in the particular Option agreement.

     8.  Exercise Price and Consideration.

     (a) The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Board, but shall be subject to the following:

          (i) In the case of an Incentive Stock Option

             (A) granted to an Employee who, immediately before the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

             (B) granted to any Employee, the per share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

          (ii) In the case of a Non-ISO, the per Share exercise price shall be determined by the Board on the date of grant.

     (b) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Board and may consist entirely of cash, check, promissory note, other Shares of Common Stock having a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, or any combination of such methods of payment, or such other consideration and method of payment for the issuance of Shares to the extent permitted under New York law.

If the optionee desires to pay for the optioned shares, in whole or in part, by conversion of Shares, Optionee shall be entitled upon exercise of the Option to receive that number of Shares equal to the quotient obtained by dividing [(A-B)(X)] by (A) where:

        (A) = the Fair Market Value of one Share of Common Stock on the date of conversion.

        (B) = the Option Price for one Share of Common Stock subject to an Option.

        (X) = the Number of Shares of Common Stock issuable upon exercise of the Option if exercised for cash;

provided, if the above calculation results in a negative number, then no Shares shall be issued or issuable upon conversion of the Option. Any payment made in Shares of the Company's Common Stock shall be treated as equal to the Fair Market Value of such Common Stock on the date the properly endorsed certificate for such Common Stock is delivered to the Committee (or its delegate).

     9.  Exercise of Option.

     (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Committee, including performance criteria with respect to the Company and/or the Optionee, and as shall be permissible under the terms of the Plan.

     An Option may not be exercised for a fraction of a Share.

     An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Board, consist of any consideration and method of payment allowable under Section 8(b) of the Plan. Until the issuance, which in no event will be delayed more than thirty (30) days from the date of the exercise of the Option, (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Plan.

     Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

     (b) Termination of Status as an Employee, or Director or Consultant with Respect to Non-ISO's. Non-ISO's granted pursuant to the Plan may be exercised notwithstanding the termination of the Optionee's status as an employee, a non-employee Director or a Consultant, except as provided in the Plan or as provided by the terms of the Stock Option Agreement.

     (c) Termination of Service as an Employee with Respect to Incentive Stock Options. If the Continuous Service of any Employee terminates, he or she may, but only within thirty (30) days (or such other period of time not exceeding three (3) months as is determined by the Committee) after the date he or she ceases to be an Employee of the Company, exercise his or her Option to the extent that he or she was entitled to exercise it as of the date of such termination. To the extent that he or she was not entitled to exercise the Option at the date of such termination, or if he or she does not exercise such Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate.

     (d) Disability of Optionee. Notwithstanding the provisions of Section 9(c) above, in the event an Employee is unable to continue his or her Continued Service with the Company as a result of his or her total and permanent disability (within the meaning of Section 22(e)(3) of the Code), he or she may, but only within three (3) months (or such other period of time not exceeding twelve (12) months as is determined by the Committee) from the date of disability, exercise his or her Option to the extent he or she was entitled to exercise it at the date of such disability. To the extent that he or she was not entitled to exercise the Option at the date of disability, or if he or she does not exercise such Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate.

     (e) Death of Optionee.  In the event of the death of an Optionee:

          (i) during the term of the Option who is at the time of his or her death an Employee of the Company and who shall have been in Continuous Status as an Employee, a Director or Consultant since the date of grant of the Option, the Option may be exercised, at any time within twelve (12) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Optionee continued living one (1) month after the date of death; or

          (ii) within thirty (30) days (or such other period of time not exceeding three (3) months as is determined by the Committee) after the termination of Continuous Status as an Employee, a Director or Consultant, the Option may be exercised, at any time within three (3) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

     10.  Transferability of Options.

     (a) Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the life time of the Optionee only by the Optionee.

     (b) The Committee may, in its discretion, authorize all or a portion of the Non-ISOs to be granted to an Optionee to be on terms which permit transfer by such Optionee to (i) the spouse, children or grandchildren of the Optionee (the "Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, provided that (x) there may be no consideration for any such transfer, (y) the Non-ISO Stock Option Agreement pursuant to which such options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this section, (z) subsequent transfers of transferred Options shall be prohibited except those made by will or by the laws of descent or distribution, and (zz) such transfer is approved in advance by the Committee. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of determining the rights of exercise under the Option, the term "Optionee" shall be deemed to refer to the transferee. The termination of service as an employee, non-employee director or consultant shall continue to be applied with respect to the original Optionee, following which the options shall be exercisable by the transferee only to the extent, and for the periods specified in Section 9 of the Plan and in the Stock Option Agreement.

     11. Adjustments Upon Changes in Capitalization or Merger. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or the payment of a stock dividend with respect to the Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or exercise price of shares of Common Stock subject to an Option.

     In the event of the proposed dissolution or liquidation of the Company, or in the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise his Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable.

     12. Time for Granting Options. The date of grant of an Option shall, for all purposes, be the date on which the Board makes the determination granting such Option. Notice of the determination shall be given to each Employee, non-employee Director and Consultant to whom an Option is so granted within a reasonable time after the date of such grant.

     13. Amendment and Termination of the Plan. (a) The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable; provided that, the following revisions or amendments shall require approval of the holders of a majority of the outstanding shares of the Company entitled to vote:

          (i) any increase in the number of Shares subject to the Plan, other than in connection with an adjustment under Section 11 of the Plan;

          (ii) any change in the class of Employees which are eligible participants for Options under the Plan; or

          (iii) if shareholder approval of such amendment is required for continued compliance with Rule 16b-3.

     (b) Shareholder Approval. Any amendment requiring shareholder approval under Section 13(a) of the Plan shall be solicited as described in Section 17 of the Plan.

     (c) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Board, which agreement must be in writing and signed by the Optionee and the Company.

     14. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

     15. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     16. Option Agreement. Options shall be evidenced by written Option agreements in such form as the Committee shall approve.

     17. Shareholder Approval. Continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve months before or after the date the Plan is adopted. If such shareholder approval is obtained at a duly held shareholders' meeting, it may be obtained by the affirmative vote of the holders of a majority of the outstanding shares of the Company present or represented and entitled to vote thereon. The approval of such shareholders of the Company shall be (1) solicited substantially in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, or (2) solicited after the Company has furnished in writing to the holders entitled to vote substantially the same information concerning the Plan as that which would be required by the rules and regulations in effect under Section 14(a) of the Exchange Act at the time such information is furnished.

     18. Miscellaneous Provisions. An Optionee shall have no rights as a shareholder with respect to any Shares covered by his Option until the date of the issuance of a stock certificate to him for such shares.

     19. Other Provisions. The stock option agreement authorized under the Plan shall contain such other provisions, including, without limitation, restrictions upon the exercise of the Option, as the Committee shall deem advisable. Any such stock option agreement shall contain such limitations and restrictions upon the exercise of the Option as shall be necessary in order that such option will be an Incentive Stock Option as defined in Section 422 of the Code if an Incentive Stock Option is intended to be granted.

     20. Indemnification of Committee. In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Board member is liable for negligence or misconduct in the performance of his duties; provided that within 60 days after institution of any such action, suit or proceeding a Board member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

     21. Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

     22. No Obligation to Exercise Option. The granting of an Option shall impose no obligation upon the Optionee to exercise such Option.

     23. Other Compensation Plans. The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees and Directors of the Company or any Subsidiary.

     24. Singular, Plural; Gender. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

     25. Headings, Etc., No Part of Plan. Headings of Articles and Sections hereof are inserted for convenience and reference; they constitute no part of the Plan.

     26. Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of New York, except to the extent preempted by Federal law. The Plan is intended to comply with Rule 16b-3. Any provisions inconsistent with Rule 16b-3 shall be inoperative and shall not affect the validity of the Plan, unless the Board of Directors shall expressly resolve that the Plan is no longer intended to comply with Rule 16b-3.

Dated: August 26, 2003

                             HALSEY DRUG CO., INC.

                                     PROXY

    The undersigned hereby appoints Andrew D. Reddick and Peter A. Clemens, and each of them, with full power of substitution as proxies for the undersigned, to attend the annual meeting of shareholders of Halsey Drug Co., Inc. to be held at the [Newark Airport Marriott Hotel, Newark International Airport, Newark, New
Jersey 07114] on       ,         , 2003 at 10:00 a.m., Eastern Time, or any
adjournment thereof, and to vote the number of shares of Common Stock of the Company that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:

1.   [ ] FOR, or
     [ ] WITHHOLD AUTHORITY to vote for the following nominees for election as directors:
     Andrew D. Reddick; Peter A. Clemens; Bruce F. Wesson; Srini
     Conjeevaram; William A. Sumner; William Skelly; Zubeen
     Shroff; Joel D. Liffmann; Jerry Karabelas; and Immanuel
     Thangaraj.
     (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the line provided below.)


--------------------------------------------------------------------------------

2. Approval of the Proposal to Amend the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock from 80,000,000 shares to 350,000,000 shares;

             [ ] FOR, or        [ ] AGAINST, or        [ ] ABSTAIN

3. Approval of the Proposal to Amend the Certificate of Incorporation of the Company to provide the holders of the Company's 5% Convertible Senior Secured Debentures due March 31, 2006 issued pursuant to that certain Debenture Purchase Agreement dated December 20, 2002 between the Company, Care Capital Investments II, LP, Essex Woodlands Health Ventures V, L.P. and the other signatories thereto, with the right to vote on all matters submitted to a vote of shareholders of the Company;

             [ ] FOR, or        [ ] AGAINST, or        [ ] ABSTAIN

             (Continued and to be dated and signed on reverse side)

4.  Approval of the Proposal to Amend the Company's 1998 Stock Option Plan to
    (a) increase the number of shares of the Common Stock available for the grant of options under the 1998 Stock Option Plan from 8,100,000 shares to 12,000,000 shares, (b) to permit the grant of non-qualified stock options having an exercise price per share which is less than the fair market value of the Company's Common Stock, and (c) set a limit of 5,500,000 stock options that may be granted to one individual in any calendar year;

             [ ] FOR, or        [ ] AGAINST, or        [ ] ABSTAIN

5. Ratification of Grant Thornton LLP as the Company's independent accountants for the current fiscal year;

             [ ] FOR, or        [ ] AGAINST, or        [ ] ABSTAIN

6. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

    The proxies will vote as specified above, or if a choice is not specified, they will vote for the nominees listed in Item 1 as well as for the proposals listed in Items 2, 3, 4 and 5.

    This proxy is solicited by the board of directors of the Company.

    Receipt of Notice of Annual Meeting of Shareholders and Proxy Statement
dated         , 2003 is hereby acknowledged:

                                    Dated                                 , 2003
                                            ---------------------------
                                    --------------------------------------------
                                    --------------------------------------------
                                    --------------------------------------------
                                    Signature(s)

                                    (PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES
                                    APPEAR HEREON, INDICATING, WHERE PROPER,
                                    OFFICIAL POSITION OR REPRESENTATIVE
                                    CAPACITY.)